                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             GADZOOX NETWORKS, INC.
                         GADZOOX ACQUISITION CORPORATION
                             SMARTSAN SYSTEMS, INC.,
                    AND U.S. BANK TRUST NATIONAL ASSOCIATION

                                  MARCH 2, 2000

                               TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
1.      CERTAIN DEFINITIONS.....................................................................        2

2.      THE MERGER..............................................................................        6
        2.1    MERGER; EFFECTIVE TIME...........................................................        6
        2.2    CLOSING..........................................................................        6
        2.3    EFFECT OF THE MERGER.............................................................        6

3.      EFFECT OF MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
        CERTIFICATES; ADDITIONAL PAYMENTS.......................................................        6
        3.1    EXCHANGE OF STOCK; RIGHTS TO ADDITIONAL PAYMENTS.................................        7
        3.2    COMPANY OPTIONS AND WARRANTS.....................................................        7
        3.3    CONVERSION OF SUB COMMON STOCK...................................................        7
        3.4    ADJUSTMENTS TO PARENT COMMON STOCK...............................................        8
        3.5    FRACTIONAL SHARES................................................................        8
        3.6    EXCHANGE OF CERTIFICATES.........................................................        8
        3.7    TAKING OF NECESSARY ACTION; FURTHER ACTION.......................................       10
        3.8    ESCROW ACCOUNT...................................................................       10
        3.9    DISSENTERS' RIGHTS...............................................................       10
        3.10   DISSENTING SHARES AFTER PAYMENT OF FAIR VALUE....................................       11
        3.11   TAX AND ACCOUNTING CONSEQUENCES..................................................       11

4.      SECURITIES ACT COMPLIANCE...............................................................       11

5.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................       11
        5.1    ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.................................       11
        5.2    AUTHORIZATION....................................................................       12
        5.3    CAPITALIZATION...................................................................       12
        5.4    NONCONTRAVENTION.................................................................       13
        5.5    FEES.............................................................................       13
        5.6    FINANCIAL STATEMENTS.............................................................       13
        5.7    SUBSIDIARIES.....................................................................       14
        5.8    TITLE TO ASSETS..................................................................       14
        5.9    EVENTS SUBSEQUENT TO MOST RECENT FISCAL PERIOD END...............................       14
        5.10   UNDISCLOSED LIABILITIES..........................................................       16
        5.11   LEGAL COMPLIANCE.................................................................       17
        5.12   TAX MATTERS......................................................................       17
        5.13   PROPERTIES.......................................................................       18
        5.14   INTELLECTUAL PROPERTY............................................................       19
        5.15   TANGIBLE ASSETS..................................................................       24
        5.16   [INTENTIONALLY OMITTED.].........................................................       24
        5.17   CONTRACTS........................................................................       24
        5.18   NOTES AND ACCOUNTS RECEIVABLE....................................................       26

        5.19   POWER OF ATTORNEY................................................................       27
        5.20   INSURANCE........................................................................       27
        5.21   LITIGATION.......................................................................       27
        5.22   RESTRICTIONS ON BUSINESS ACTIVITIES..............................................       27
        5.23   PRODUCT WARRANTY.................................................................       28
        5.24   EMPLOYEES........................................................................       28
        5.25   EMPLOYEE MATTERS AND BENEFITS....................................................       28
        5.26   GUARANTIES.......................................................................       32
        5.27   ENVIRONMENT, HEALTH, AND SAFETY..................................................       32
        5.28   CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY..................................       34
        5.29   NO ADVERSE DEVELOPMENTS..........................................................       34
        5.30   FULL DISCLOSURE..................................................................       34

6.      REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB........................................       35
        6.1    ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.................................       35
        6.2    AUTHORIZATION....................................................................       35
        6.3    CAPITALIZATION...................................................................       35
        6.4    NONCONTRAVENTION.................................................................       36
        6.5    SEC FILINGS......................................................................       36
        6.6    BROKERS' FEES....................................................................       36

7.      PRE-CLOSING COVENANTS...................................................................       36
        7.1    GENERAL..........................................................................       36
        7.2    NOTICES AND CONSENTS.............................................................       37
        7.3    OPERATION OF BUSINESS............................................................       37
        7.4    ACCESS TO INFORMATION............................................................       37
        7.5    NOTICE OF DEVELOPMENTS...........................................................       37
        7.6    SHAREHOLDER APPROVAL.............................................................       38
        7.7    NO SOLICITATION..................................................................       38
        7.8    REGULATORY FILINGS...............................................................       39
        7.9    POOLING ACCOUNTING...............................................................       39
        7.10   AFFILIATE AGREEMENTS.............................................................       39
        7.11   CONVERSION OF OUTSTANDING LOANS AND EXERCISE OF WARRANTS.........................       39

8.      POST-CLOSING COVENANTS..................................................................       39
        8.1    GENERAL..........................................................................       39
        8.2    LITIGATION SUPPORT...............................................................       40
        8.3    CONFIDENTIALITY..................................................................       40
        8.4    FIRPTA COMPLIANCE................................................................       40

        8.5    FORM S-8.........................................................................       40
        8.6    REGISTRATION STATEMENT...........................................................       40
        8.7    ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES......................................       41
        8.8    TAX FREE REORGANIZATION..........................................................       41

9.      CONDITIONS TO OBLIGATIONS TO CLOSE......................................................       41
        9.1    CONDITIONS TO PARENT'S AND SUB'S OBLIGATION TO CLOSE.............................       41
        9.2    CONDITIONS TO THE COMPANY'S OBLIGATIONS..........................................       44

10.     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNITY; ESCROW................       45
        10.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.......................................       45
        10.2   ESCROW ARRANGEMENTS..............................................................       46
        10.3   EXCLUSIVE REMEDY.................................................................       54

11.     TERMINATION.............................................................................       54
        11.1   TERMINATION OF THE AGREEMENT.....................................................       54
        11.2   EFFECT OF TERMINATION............................................................       55
        11.3   TERMINATION FEES AND OTHER EVENTS................................................       55

12.     MISCELLANEOUS...........................................................................       57
        12.1   PRESS RELEASES AND PUBLIC ANNOUNCEMENTS..........................................       57
        12.2   NO THIRD-PARTY BENEFICIARIES.....................................................       57
        12.3   ENTIRE AGREEMENT AND MODIFICATION................................................       57
        12.4   SUCCESSION AND ASSIGNMENT........................................................       58
        12.5   COUNTERPARTS.....................................................................       58
        12.6   HEADINGS.........................................................................       58
        12.7   NOTICES..........................................................................       58
        12.8   GOVERNING LAW....................................................................       59
        12.9   FORUM SELECTION; CONSENT TO JURISDICTION.........................................       60
        12.10  WAIVERS..........................................................................       60
        12.11  SEVERABILITY.....................................................................       60
        12.12  EXPENSES.........................................................................       60
        12.13  CONSTRUCTION.....................................................................       60
        12.14  COMPANY DISCLOSURE LETTER........................................................       61
        12.15  ATTORNEYS' FEES..................................................................       61
        12.16  FURTHER ASSURANCES...............................................................       61
        12.17  TIME OF ESSENCE..................................................................       61

                                    EXHIBITS

        Exhibit A         Certificate of Merger
        Exhibit B         Form of Voting Agreement
        Exhibit C-1       List of Persons signing Non-competition Agreements
        Exhibit C-2       Form of Non-competition Agreement
        Exhibit D-1       [Intentionally omitted.]
        Exhibit D-2       [Intentionally omitted.]
        Exhibit D-3       List of Persons signing Offer Letters
        Exhibit D-4       Form of Offer Letters
        Exhibit E         Form of Affiliate Agreement
        Exhibit F         Shareholder Certificate
        Exhibit G         Registration Rights Agreement
        Exhibit H-1       List of Persons signing Confidential Information and Invention
                          Assignment Agreement
        Exhibit H-2       Form of Confidential Information and Invention Assignment Agreement
        Exhibit I         Opinion of Company Counsel
        Exhibit J         Form of Release
        Exhibit K         Opinion of Parent Counsel

                      AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization (the "AGREEMENT") is entered into as of March 2, 2000, by and among Gadzooxs Networks, Inc., a Delaware corporation ("PARENT"), Gadzoox Acquisition Corporation, a California corporation and wholly owned subsidiary of Parent ("SUB"), SmartSAN Systems, Inc., a California corporation (the "COMPANY") and, as to SECTION 10.2 hereof only, U.S. Bank Trust National Association, as Escrow Agent. Parent, the Company and Sub are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."


                                    RECITALS

        A. Pursuant to the Certificate of Merger in the form attached hereto as EXHIBIT A (the "CERTIFICATE OF MERGER") providing for the merger of Sub with and into the Company (the "MERGER") pursuant to the California General Corporation Law, the shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time will be converted into shares of Common Stock of Parent and all options and warrants to acquire capital stock of the Company will be converted into rights to acquire Common Stock of Parent, with all warrants terminating on the closing of the Merger.

        B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the Merger.

        C. The respective Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement, and (i) the Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) the Merger is intended to qualify for accounting treatment as a pooling of interests.

        D. Concurrent with the execution of this Agreement, as a material inducement to Parent and Sub, certain shareholders of the Company are entering into voting agreements in the form of EXHIBIT B hereto (the "VOTING AGREEMENTS"), non-competition agreements in the form of EXHIBIT C-2 hereto (the "NON-COMPETITION AGREEMENTS"), offer letters in the form of EXHIBIT D-4 hereto (the "OFFER LETTERS") and all affiliates of the Company are entering into affiliate agreements in the form of EXHIBIT E hereto with Parent (the "AFFILIATE AGREEMENTS").

        E. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by parent, the release of which amount shall be contingent upon certain events and conditions.

        NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the Parties do hereby agree as follows:

                                    AGREEMENT


        1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

                "AFFILIATE" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

                "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

                "BREACH" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any material inaccuracy in or breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any other occurrence or circumstance that is or was materially inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such material inaccuracy, breach, failure, claim, occurrence, or circumstance.

                "BUSINESS CONDITION" means the current business, financial condition, results of operations and assets of a corporate entity.

                "COMPANY DISCLOSURE LETTER" means the Company Disclosure Letter delivered by the Company to the Parent concurrently with the execution and delivery of this Agreement.

                "COMPANY INTELLECTUAL PROPERTY" means any and all Technology and any and all Intellectual Property Rights, including the Company Registered Intellectual Property Rights (as defined below), that is or are owned (in whole or in part) by or exclusively licensed to the Company.

                "COMPANY SHAREHOLDERS" shall mean the shareholders of record of the Company immediately prior to the Effective Time (other than the holders of Dissenting Shares, if any).

                "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including:

                (a) the merger of Sub with the Company, the issuance by Parent of the Parent Common Stock and Parent's acquisition and ownership of the Company and exercise of control over the Company;

                (b) the execution, delivery, and performance of the Voting Agreements, the Affiliate Agreements and the Non-Competition Agreements;

                (c) the performance by Parent, the Company and Sub of their respective covenants and obligations under this Agreement.

                "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; and (d) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

                "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

                "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                "GOVERNMENTAL BODY" means any:

                (a) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

                (b) federal, provincial, state, local, municipal, foreign, or other government;

                (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                (d) multi-national organization or body; or

                (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                "GROSS NEGLIGENCE" consists of an intentional act, or the failure to perform a duty, with reckless disregard for the consequences of such act or failure.

                "INTELLECTUAL PROPERTY RIGHTS" any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("PATENTS"); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("COPYRIGHTS"); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("MASKWORKS"); (v) all industrial designs and any registrations and applications therefor throughout the world;
(vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("TRADEMARKS"); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights.

                "KNOWLEDGE" --an individual will be deemed to have "KNOWLEDGE" of a particular fact or other matter if:

                (a) such individual is actually aware of such fact or other matter; or

                (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

                A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

                "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the Business Condition of the corporate entity and its subsidiaries, taken as a whole, other than as a result of (i) general economic or industry conditions, or (ii) performance by such corporate entity of its obligations under this Agreement.

                "MERGER CONSIDERATION" means the number of shares of Parent Common Stock equal to the quotient of (x) $23,578,000 divided by (y) the Trading Price.

                "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

                "ORDINARY COURSE OF BUSINESS" --an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

                (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                "PARENT SEC REPORTS" has the meaning set forth in SECTION 6.5.

                "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                "REGISTERED INTELLECTUAL PROPERTY RIGHTS" all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

                "REPRESENTATIVES" means, with respect to a Person, that Person's officers, directors, employees, accountants, counsel, investment bankers, financial advisors, shareholders and other representatives.

                "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                "SEC" means the United States Securities and Exchange
Commission.

                "SHAREHOLDER AGENT" means Kaushik Shah as agent and attorney-in-fact for each of the Company Shareholders.

                "TECHNOLOGY" shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

                "TRADING PRICE" means $67.79.

        2. THE MERGER.

                2.1 MERGER; EFFECTIVE TIME. Subject to the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law ("CALIFORNIA LAW"), Sub will be merged with and into the Company (the "MERGER"), the separate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. In accordance with the provisions of this Agreement, the Certificate of Merger shall be filed with the California Secretary of State in accordance with California Law and each issued and outstanding share of capital stock, of the Company ("COMPANY CAPITAL STOCK"), shall be converted into shares of Common Stock, $0.005 par value, of Parent ("PARENT COMMON STOCK") in the manner contemplated by SECTION 3. The Merger shall become effective at the time of the acceptance of the Certificate of Merger by the California Secretary of State (the date of such acceptance being hereinafter referred to as the "EFFECTIVE DATE" and the time of such acceptance being hereinafter referred to as the "EFFECTIVE TIME").

                2.2 CLOSING. The closing of the Merger (the "Closing") will take place as soon as practicable after satisfaction or waiver of the latest to occur of the conditions set forth in Section 9 (the "Closing Date"), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304.

                2.3 EFFECT OF THE MERGER. At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and the Company after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Articles of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Gadzoox Acquisition, Inc.", (iii) the Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, (iv) the directors of Sub shall be the directors of the Surviving Corporation until their successors shall have been duly elected and qualified, (v) the officers of Sub shall be the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified, (vi) all shares of capital stock of Sub shall be canceled, and (vii) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

        3. EFFECT OF MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; ADDITIONAL PAYMENTS.

                3.1 EXCHANGE OF STOCK; RIGHTS TO ADDITIONAL PAYMENTS. As of the Effective Time, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by Persons exercising dissenters' rights in accordance with California Law as provided for in SECTION 3.9 below) shall, by virtue of the Merger and without any action on the part of Company Shareholders, be converted into a number of shares of Parent Common Stock based upon the Exchange Ratio (as defined below). The "EXCHANGE RATIO" for Parent Common Stock shall equal the quotient obtained by dividing the Merger Consideration by the sum of (A) the total number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and (B) the total number of shares of Company Capital Stock issuable upon conversion or exercise in full of all convertible securities or options (vested and unvested), warrants or other rights to acquire Company Capital Stock that are outstanding immediately prior to the Effective Time.

                3.2 COMPANY OPTIONS AND WARRANTS. At the Effective Time, each of the then outstanding options and warrants to purchase Company Capital Stock whether vested or unvested (collectively, the "COMPANY OPTIONS") (including all outstanding options granted under the Company's 1998 Equity Incentive Plan (the "COMPANY PLAN"), and any individual non-plan options) will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into an option to purchase that whole number of shares of Parent Common Stock determined by multiplying the number of shares of Company Capital Stock subject to such Company Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest cent. If the foregoing calculation results in an assumed Company Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option will be rounded up to the nearest whole number of shares. The term, exercisability, vesting schedule, vesting commencement date, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Company Options will otherwise be unchanged. Continuous employment with the Company will be credited to an optionee of the Company for purposes of determining the number of shares of Parent Common Stock subject to exercise under an assumed Company Option after the Effective Time. Prior to the Effective Time, the Company shall take all action necessary so that all Company Options issued to non-employees of the Company are either exercised in full or terminated immediately prior to the Effective Time.

                3.3 CONVERSION OF SUB COMMON STOCK. Each share of common stock, $0.0001 par value, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                3.4 ADJUSTMENTS TO PARENT COMMON STOCK. The number of shares of Parent Common Stock issuable hereunder shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof.

                3.5 FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be issued in the Merger. In lieu thereof, any fractional share shall be rounded up to the nearest whole share of Parent Common Stock.

                3.6 EXCHANGE OF CERTIFICATES.

                        (a) EXCHANGE AGENT. Prior to the Closing Date, Parent shall appoint itself or BankBoston Equiserve, to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

                        (b) PARENT TO PROVIDE PARENT COMMON STOCK. Promptly after the Effective Date, Parent shall make available for exchange in accordance with this SECTION 3, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to SECTION 3.1 in exchange for outstanding shares of Company Capital Stock, other than the shares to be held in escrow pursuant to SECTION 3.8 hereof.

                        (c) EXCHANGE PROCEDURES. Within ten (10) days after the Effective Date, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "CERTIFICATES") whose shares are being converted into the Merger Consideration pursuant to
SECTION 3.1 hereof (less any shares held in escrow pursuant to SECTION 3.8 hereof), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify, including appropriate investment representations)(the "LETTER OF TRANSMITTAL") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (less any shares held in escrow pursuant to SECTION
3.8 hereof). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and a Shareholder Certificate in the form of EXHIBIT F, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Parent Common Stock (less any shares held in escrow pursuant to SECTION 3.8 hereof) to which the holder of Company Common Stock is entitled pursuant to SECTION 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding Company Common Stock. From and after the Effective Date, until surrendered as contemplated by this SECTION 3.6, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificate have been converted.

                        (d) NO FURTHER OWNERSHIP RIGHTS IN CAPITAL STOCK OF THE COMPANY. The Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Capital Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this SECTION 3.6, provided that the presenting holder is listed on the Company's shareholder list as a holder of Company Capital Stock.

                        (e) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

                        (f) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                        (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to SECTION 3.1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

                        (h) NO LIABILITY. Notwithstanding anything to the contrary in this SECTION 3.6, none of the Exchange Agent, the Surviving Corporation or any Party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                3.7 TAKING OF NECESSARY ACTION; FURTHER ACTION. Parent, Sub and the Company shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

                3.8 ESCROW ACCOUNT. The Parties agree that five percent (5%) of the Merger Consideration (the "ESCROW AMOUNT") will, without any act of any shareholder of the Company, be deposited with the Escrow Agent, such deposit to constitute an escrow fund to be governed by the terms of SECTION 10.2. The portion of the Escrow Amount contributed on behalf of each such Company Shareholder shall be the proportion of the aggregate Merger Consideration which such Company Shareholder would otherwise be entitled to receive bears to the aggregate Merger Consideration to be received by all Company Shareholders. No shares of Parent Common Stock shall be deposited in the escrow fund with respect to the Company Options.

                3.9 DISSENTERS' RIGHTS.

                        (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall only be entitled to such rights as are granted by California Law.

                        (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate representing such shares.

                        (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of California Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of the Escrow and Indemnification Agreement (by surrender of shares of Parent Common Stock) (i) the aggregate amount by which such payment or payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such shares plus (ii) the aggregate fees and expenses (including reasonable attorneys' fees and expenses) incurred by Parent or the Surviving Corporation in connection with calculating, settling or litigating the amount of, or making, any such payment.

                3.10 DISSENTING SHARES AFTER PAYMENT OF FAIR VALUE. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to dissenting shareholders of the Company pursuant to California Law, shall be canceled.

                3.11 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the Parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE") and (ii) qualify for accounting treatment as a pooling of interests. Each Party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

        4. SECURITIES ACT COMPLIANCE. The shares of Parent Common Stock issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), by reason of Rule 506 of Regulation D thereof and, as such, will constitute "restricted securities" within the meaning of Rule 144 promulgated thereunder. The certificates for the shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares. It is acknowledged and understood that Parent is relying upon certain written representations made by the Company Shareholders in the Shareholder Certificates in substantially the form attached hereto as EXHIBIT F.

        5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent that the statements contained in this SECTION 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
SECTION 5).

                5.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. The Company is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. There is no state other than California in which the Company owns any property or in which it has any employees, offices or operations. The Company has full corporate power and authority, and has all necessary licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. SECTION 5.1 of the Company Disclosure Letter lists the directors and officers of the

Company. The operations now being conducted by the Company have not been conducted under any other name since its inception. The copies of the Company's Articles of Incorporation, Bylaws, minute books, stock transfer ledger, stock option ledger and warrant ledger which have been delivered to Parent are accurate, correct and complete as of the date hereof and shall be as of the Effective Time.

                5.2 AUTHORIZATION. The Company has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the "ANCILLARY AGREEMENTS") to which it is a Party, and, subject to receipt of the requisite approval of its shareholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a Party. This Agreement and the Ancillary Agreements to which the Company is a Party and the Contemplated Transactions have been approved by the unanimous vote of the Company's Board of Directors. This Agreement and the Ancillary Agreements to which the Company is a Party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions. Other than (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of California, and (iii) any applicable filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                5.3 CAPITALIZATION.

                        (a) CAPITAL STOCK. The entire authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, 2,300,000 of which are issued and outstanding, 3,000,000 shares of Series A Preferred Stock, 2,040,204 of which are issued and outstanding, and 6,000,000 shares of Series A-1 Preferred Stock, 5,033,040 of which are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, non-assessable and were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights and are held of record by the respective shareholders as set forth in SECTION 5.3(a) of the Company Disclosure Letter. All of the outstanding shares of capital stock have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws. All shares of Preferred Stock of the Company are convertible into shares of Company Common Stock at a one-for-one conversion ratio.

                        (b) NO OTHER RIGHTS OR AGREEMENTS. SECTION 5.3(b) of the Company Disclosure Letter lists all of the holders of options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other agreements or commitments of any character to which Company is a Party relating to the issued or unissued capital stock or other securities of Company, including, without limitation, any agreement or commitment obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of Company or obligating Company to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security, right of first refusal, right to receive notification of the transactions contemplated hereby or other similar agreement or commitment with respect to Company, or obligating Company to make any payments pursuant to any stock based or stock related plan or award, in each case other than any rights in favor of Parent or Sub (the "STOCK RIGHTS"), and the number and class of shares of Company Capital Stock subject to such Stock Rights. Except as set forth in SECTION 5.3(b) of the Company Disclosure Letter, there are no other outstanding or authorized Stock Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. No terms relating to the vesting or exercisability of any Stock Rights or restricted shares of Company Capital Stock will be affected by the execution of the Agreement or the consummation of the transactions contemplated hereby. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. As of the Closing Date, there will be (i) no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company and (ii) no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. As a result of the Merger, Parent will be the sole beneficial owner of all outstanding Company Capital Stock and all rights to acquire or receive any Company Capital Stock, whether or not such Company Capital Stock is outstanding.

                5.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement by the Company nor the consummation of the Contemplated Transactions will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its Articles of Incorporation or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which the Company is a Party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets).

                5.5 FEES. Except as set forth in Section 5.5 of the Company Disclosure Letter, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, agent, attorney account or other person, with respect to the transactions contemplated by this Agreement.

                5.6 FINANCIAL STATEMENTS. SECTION 5.6 of the Company Disclosure Letter contains the unaudited internal balance sheet of the Company (the "FINANCIAL STATEMENTS") as of January 31, 2000 (the "MOST RECENT FISCAL PERIOD END"). The books of account of the Company reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of the Company required to be reflected therein.

                5.7 SUBSIDIARIES. The Company does not have, and never has had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

                5.8 TITLE TO ASSETS. Except as set forth in SECTION 5.8 of the Company Disclosure Letter, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets (including, without limitation, all Company Intellectual Property) used by it, located on its premises, or shown on the balance sheet contained within the Financial Statements (the "MOST RECENT BALANCE SHEET") or acquired after the date thereof, free and clear of all Security Interests whether absolute, contingent or otherwise, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. No Person other than the Company will own at the time of the Closing any assets or properties currently utilized in or necessary to the operations or business of the Company or situated on any of the premises of the Company. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of the Company (or any interest therein) except for this Agreement.

                5.9 EVENTS SUBSEQUENT TO MOST RECENT FISCAL PERIOD END. Since the end of the Company's most recent fiscal year, there has not been any Material Adverse Effect of the Company. Without limiting the generality of the foregoing, since that date:

                        (a) the Company has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

                        (b) the Company has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "COMPANY AGREEMENT") or extended or modified the terms of any Company Agreement which (i) involves the payment of greater than $10,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of the Company other than in the Ordinary Course of Business, (iii) involves the sale of any material assets, or (iv) involves any license of any Company Intellectual Property;

                        (c) no Party (including the Company) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which the Company is a Party or by which it is bound and the Company has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

                        (d) none of the assets of the Company, tangible or intangible, has become subject to any Security Interest;

                        (e) the Company has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $10,000 in the aggregate of all such capital expenditures;

                        (f) the Company has not made any capital investment in, or any loan to, any other Person;

                        (g) the Company has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness;

                        (h) the Company has not granted any license or sublicense of any rights under or with respect to any Company Intellectual Property;

                        (i) there has been no change made or authorized in the Articles of Incorporation or bylaws of the Company;

                        (j) there has not been (i) any change in the Company's authorized or issued capital stock, (ii) any grant of any stock option or right to purchase shares of capital stock of the Company, (iii) the issuance of any security convertible into such capital stock, (iv) the grant of any registration rights, (v) any purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock or (vi) any declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                        (k) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate of all such damage, destruction and losses;

                        (l) the Company has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services;

                        (m) the Company has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

                        (n) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                        (o) the Company has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees and all amounts accrued and unpaid as of the date of execution of this Agreement to directors, officers and employees are and have been accrued on a basis consistent with the Company's preexisting salaries in the Ordinary Course of Business.

                        (p) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit
Plan);

                        (q) the Company has not made any other change in employment terms for any of its directors or officers, and the Company has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

                        (r) the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or partners;

                        (s) the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

                        (t) the Company has not received notice and does not have Knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

                        (u) the Company has not changed any of the accounting principles followed by it or the method of applying such principles;

                        (v) the Company has not made a change in any of its banking or safe deposit arrangements;

                        (w) the Company has not entered into any transaction other than in the Ordinary Course of Business; and

                        (x) the Company has not become obligated to do any of the foregoing.

                5.10 UNDISCLOSED LIABILITIES. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for that which individually or in the aggregate (i) is reflected on the Most Recent Balance Sheet or (ii) has arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business.

                5.11 LEGAL COMPLIANCE. The Company has complied with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against the Company by any governmental body alleging any failure to so comply. The Company has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of the Company as they are presently conducted.

                5.12 TAX MATTERS.

                        (a) For purposes of this Agreement, (i) "TAX" or, collectively, "TAXES", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                        (b) The Company has filed all reports and returns with respect to any Taxes ("TAX RETURNS") that it was required to file except where the failure to so file would not have a Material Adverse Effect. All such Tax Returns were correct and complete in all material respects and have been completed in accordance with applicable law and were prepared in accordance with the applicable statutes, rules and regulations. No such Tax Returns are currently the subject of audit or examination nor has the Company been notified of any request for an audit or examination. All Taxes owed by the Company (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Financial Statements. The Company has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                        (c) There is no material dispute, claim or proposed adjustment concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. The Company is not a Party to nor has it been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor does the Company have any reason to believe that any such notice will be received in the future. The Internal Revenue Service has never audited any federal income tax return of the Company. The Company has not filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by the Company or any of its Affiliates with respect to any matter relating to Taxes of the Company. There are no tax liens of any kind upon any property or assets of the Company, except for inchoate liens for taxes not yet due and payable.

                        (d) The Company has not filed a consent under Sec. 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a Party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not a Party to any tax allocation or sharing agreement. The Company (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "AFFILIATED GROUP") filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) and (B) has no liability for the taxes of any Person (other than any of the Company) under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company has not requested or received a ruling from any taxing authority or signed a closing agreement with any taxing authority. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax returns that the Company is or may be subject to taxation by such jurisdiction.

                        (e) The unpaid Taxes of the Company (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

                5.13 PROPERTIES.

                        (a) The Company does not currently own and has never previously owned any real property.

                        (b) SECTION 5.13 of the Company Disclosure Letter lists and describes briefly all real property leased or subleased to the Company. The Company has delivered to Parent correct and complete copies of the leases and subleases (as amended to date) listed in SECTION 5.13 of the Company Disclosure Letter. With respect to each lease and sublease listed in SECTION 5.13 of the Company Disclosure Letter:

                                (i) the lease or sublease is legal, valid,
binding, enforceable, and in full force and effect in all respects against the Company and, to the Company's Knowledge, the other Parties thereto;

                                (ii) neither the Company nor, to the Company's
Knowledge, any other Party thereto is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                (iii) neither the Company nor, to the Company's
Knowledge, any other Party thereto has repudiated any provision thereof;

                                (iv) there are no disputes, oral agreements, or
forbearance programs in effect as to the lease or sublease; and

                                (v) the Company has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

                5.14 INTELLECTUAL PROPERTY.

                        (a) SECTION 5.14(a) of the Company Disclosure Letter lists all rights to Company Intellectual Property, including but not limited to, Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY RIGHTS") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

                        (b) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth on SECTION 5.14(b) of the Company Disclosure Letter, there are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. In each case in which the Company has acquired any Technology or Intellectual Property Right from any person, the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company with the relevant Governmental Body, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. Except as set forth on SECTION 5.14(b) of the Company Disclosure Letter, the Company has not claimed a particular status, including "Small Business Status," in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

                        (c) The Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property Right and the Company has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

                        (d) Each item of Company Intellectual Property is free and clear of any Security Interests except for non-exclusive licenses granted to end-user customers in the Ordinary Course of Business. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property. Without limiting the foregoing: (i) the Company is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of the Company, including the sale, licensing, distribution or provision of any products or services by the Company; (ii) the Company owns exclusively, and has good title to, all Copyrighted Works that are products of the Company or which the Company otherwise purports to own; and (iii) to the extent that any Patents would otherwise be infringed by any product or services of the Company, such Patents constitute Company Intellectual Property.

                        (e) All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

                        (f) To the extent that any Company Technology has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property Rights in such Technology by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

                        (g) Except as set forth on SECTION 5.14(g) of the Company Disclosure Letter and with exception of "shrink-wrap" or similar widely-available commercial end-user licenses, all Technology used in or necessary to the conduct of Company's business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

                        (h) All employees and consultants of the Company have entered into a valid and binding written agreement with the Company sufficient to vest title in the Company of all Technology, including all accompanying Intellectual Property Rights, created by such employee or consultant in the scope of his or her services or employment for the Company.

                        (i) The Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto as SECTION 5.14(i) of the Company Disclosure Letter, and all current and former employees, consultants and contractors of the Company have executed such an agreement.

                        (j) Except as set forth on SECTION 5.14(j) of the Company Disclosure Letter, no person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

                        (k) The Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other person.

                        (l) Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound "shrink-wrap" licenses in the form set forth on SECTION 5.14(l) of the Company Disclosure Letter, the contracts, licenses and agreements listed in SECTION 5.14(l) of the Company Disclosure Letter lists all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights. The Company is not in breach of nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

                        (m) SECTION 5.14(m) of the Company Disclosure Letter lists all material contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

                        (n) To the knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

                        (o) The operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not and will not and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

                        (p) To the Company's knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

                        (q) No Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

                        (r) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

                        (s) Except as set forth on SECTION 5.14(s) of the Company Disclosure Letter, the Company Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and, to the knowledge of the Company, as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services currently under development).

                        (t) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) either Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent's or the Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

                        (u) Except as set forth in SECTION 5.14(u) of the Company Disclosure Letter, there are no royalties, fees, honoraria or other payments payable by the Company to any person or entity by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

                        (v) All of the Company's products (including products currently under development): (i) record, store, process, calculate and present, and will continue to record, store, process, calculate and present, calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and calculate, and will continue to calculate, any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"); (ii) lost no functionality (and will not lose any functionality) with respect to the introduction of records containing dates falling on or after January 1, 2000; and (iii) are and will continue to be interoperable with other products used and distributed by Parent that may reasonably deliver records to the Company's products or receive records from the Company's products, or interact with the Company's products, including but not limited to back-up and archived data. All of the Company's Information Technology (as defined below) is Year 2000 Compliant, and did not and will not cause an interruption in the ongoing operations of the Company's business on or after January 1, 2000. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company in the conduct of its business, or purchased by the Company from third party suppliers.

                5.15 TANGIBLE ASSETS. The buildings, equipment, and other tangible assets that the Company owns and leases have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

                5.16 [INTENTIONALLY OMITTED.]

                5.17 CONTRACTS. SECTION 5.17 of the Company Disclosure Letter lists the following written or oral contracts, agreements, commitments and other arrangements to which the Company is a Party or by which the Company or any of its assets is bound:

                        (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person that involves aggregate annual payments of more than $10,000;

                        (b) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

                        (c) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

                        (d) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $10,000;

                        (e) any agreement concerning a partnership or joint venture;

                        (f) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $10,000 or under which a Security Interest has been imposed on any of the Company's assets, tangible or intangible;

                        (g) any agreement to which the Company is a party and which contains covenants of the Company not to compete or engage in any line of business, in any geographic area or with any person or covenants of any other person not to compete with the Company or engage in any line of business of the Company;

                        (h) any agreement with any Company Shareholder or any of such shareholder's Affiliates (other than the Company) or with any Affiliate of the Company;

                        (i) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

                        (j) any collective bargaining agreement;

                        (k) any agreement for the employment (other than employment agreements that are terminable at will by the Company without payment of any penalty or severance benefit) of any individual on a full-time, part-time, consulting, or other basis;

                        (l) any executory agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees;

                        (m) any advertising services, e-commerce or other agreement involving the promotion of products and services of third parties by the Company;

                        (n) any executory agreement pursuant to which the Company is obligated to provide maintenance, support or training for its services or products;

                        (o) any revenue or profit participation agreement which involves aggregate annual payments of more than $10,000;

                        (p) any license, agreement or other permission which the Company or any Affiliate of the Company has granted to any third party with respect to any of the Intellectual Property used in the Company's business;

                        (q) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, which is not terminable on not more than 30 days notice (without penalty or premium);

                        (r) any agreement of surety, guarantee or indemnification, other than agreements in the Ordinary Course of Business with respect to obligations in an aggregate amount not in excess of $10,000;

                        (s) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

                        (t) any agreement obligating the Company to deliver maintenance services or future product enhancements or containing a "most favored nation" pricing clause;

                        (u) any agreement obligating the Company to provide source code to any third party for any Company Intellectual Property;

                        (v) any agreement granting an exclusive license to any Company Intellectual Property or granting any exclusive distribution rights;

                        (w) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other person;

                        (x) any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees in the Ordinary Course of Business); and

                        (y) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 or which is expected to continue for more than one (1) year from the date hereof.

The Company has delivered to Parent a correct and complete copy of each written agreement (as amended to date) listed in SECTION 5.17 of the Company Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in SECTION 5.17 of the Company Disclosure Letter. With respect to each such agreement: (A) the agreement, with respect to the Company and, to the Company's Knowledge, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither the Company nor, to the Company's Knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) neither the Company nor, to the Company's Knowledge, any other party, has repudiated any provision of the agreement; and
(D) the Company does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms and without resulting in a loss to the Company. The Company has obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of Parties to any such agreement as are required thereunder in connection with the Merger or to remain in effect without modification after the Closing. Following the Effective Time, the Company will be permitted to exercise all of the Company's rights under such agreements to the same extent the Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

                5.18 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company, all of which are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs, defenses or counterclaims, are current and, to the Company's Knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company. All loans made by the Company for the payment of the purchase or exercise price of Company Capital Stock have been repaid in full.

                5.19 POWER OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

                5.20 INSURANCE. The Company has delivered to Parent copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a Party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received);
(B) neither the Company nor, to the Company's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) neither the Company nor, to the Company's Knowledge, any other party to the policy, has repudiated any provision thereof; and (D) there has been no failure to give any notice or present any claim under the policy in due and timely fashion. SECTION
5.20 of the Company Disclosure Letter describes any self-insurance arrangements presently maintained by the Company.

                5.21 LITIGATION. SECTION 5.21 of the Company Disclosure Letter sets forth each instance in which the Company (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been since its inception a Party, or, to the Knowledge of the Company, is threatened to be made a Party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Knowledge of the Company, there are no facts or circumstances which would form the basis of any claim against the Company.

                5.22 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth in
SECTION 5.22 of the Disclosure Letter, there is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a Party or which is otherwise binding upon the Company which has the effect of prohibiting or restricting any business or any acquisition of property (tangible or intangible) by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology (including any Company Intellectual Property) or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.

                5.23 PRODUCT WARRANTY. The technologies or products licensed, sold, leased, and delivered and all services provided by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $5,000.

                5.24 EMPLOYEES. No executive, key employee, or significant group of employees has advised any executive officer of the Company that he, she or they plan to terminate employment with the Company during the next 12 months. The Company is not a Party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To the Company's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

                5.25 EMPLOYEE MATTERS AND BENEFITS.

                        (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in SECTION 5.25(A)(I) below (which definition shall apply only to this SECTION 5.25), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                                (i) "AFFILIATE" shall mean any other person or
entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                                (ii) "CODE" shall mean the Internal Revenue Code
of 1986, as amended, or any successor statute thereto;

                                (iii) "COMPANY EMPLOYEE PLAN" shall mean any
plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

                                (iv) "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended;

                                (v) "DOL" shall mean the Department of Labor;

                                (vi) "EMPLOYEE" shall mean any current or former
employee, consultant or director of the Company or any Affiliate;

                                (vii) "EMPLOYEE AGREEMENT" shall mean each
management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

                                (viii) "ERISA" shall mean the Employee
Retirement Income Security Act of 1974, as amended;

                                (ix) "FMLA" shall mean the Family Medical Leave
Act of 1993, as amended;

                                (x) "INTERNATIONAL EMPLOYEE PLAN" shall mean
each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                                (xi) "IRS" shall mean the Internal Revenue
Service;

                                (xii) "MULTIEMPLOYER PLAN" shall mean any
"Pension Plan" (as defined below) which is a "multiemployer plan," as defined in
Section 3(37) of ERISA;

                                (xiii) "PBGC" shall mean the Pension Benefit
Guaranty Corporation; and

                                (xiv) "PENSION PLAN" shall mean each Company
Employee Plan which is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA.

                        (b) SCHEDULE. SECTION 5.25(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement under each Company Employee Plan or Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

                        (c) DOCUMENTS. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each

Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices;
(xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

                        (d) EMPLOYEE PLAN COMPLIANCE. Except as set forth on
SECTION 5.25(d) of the Company Disclosure Letter, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other Party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Parent, Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                        (e) PENSION PLAN. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                        (f) MULTIEMPLOYER PLANS. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

                        (g) NO POST-EMPLOYMENT OBLIGATIONS. Except as set forth in SECTION 5.25(g) of the Company Disclosure Letter, no Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                        (h) COBRA ETC. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Heath and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

                        (i) EFFECT OF TRANSACTION.

                                (i) Except as set forth on SECTION 5.25(i) of
the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                                (ii) Except as set forth on SECTION 5.25(i) of
the Company Disclosure Letter, no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (ii) thereof).

                        (j) EMPLOYMENT MATTERS. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees and each Company employee who is reliant on an H-1B visa to work in the United States shall have had his or her H-1B visa renewed and such visa shall be in good standing; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Company's Knowledge, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

                        (k) LABOR. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in SECTION 5.25(k) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in SECTION 5.25(k) of the Company Disclosure Letter, the Company is not presently, nor has it been in the past, a Party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                        (l) INTERNATIONAL EMPLOYEE PLAN. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

                5.26 GUARANTIES. The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

                5.27 ENVIRONMENT, HEALTH, AND SAFETY.

                        (a) For purposes of this Agreement, the following terms have the following meanings:

                        "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms are defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

                        "EXTREMELY HAZARDOUS SUBSTANCE" means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

                        "HAZARDOUS MATERIAL" means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

                        (b) Each of the Company and its predecessors and Affiliates (A) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

                        (c) The Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and none of the Company and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or Extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                        (d) No Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of the Company and its predecessors and Affiliates.

                        (e) No Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of the Company and its predecessors and Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

                5.28 CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. To the Company's Knowledge, neither the shareholders of the Company nor any director, officer or employee of the Company, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a Party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by the Company.

                5.29 NO ADVERSE DEVELOPMENTS. To the Company's Knowledge, there is no development (exclusive of general economic factors affecting business in general) or threatened development affecting the Company (or affecting customers, suppliers, employees, and other Persons which have relationships with the Company) that (i) is having or is reasonably likely to have a Material Adverse Effect on the Company, or (ii) would prevent Parent from conducting the business of the Surviving Corporation following the Closing in the manner in which it was conducted by the Company prior to the Closing.

                5.30 FULL DISCLOSURE. No representation or warranty in this
SECTION 5 or in any document delivered by the Company or its Representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Parent pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. The Company has delivered to

Parent true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Company Disclosure Letter.

        6. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company that the statements contained in this
Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 6).

                6.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Parent and Sub are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware and California, respectively. Parent and Sub are duly authorized to conduct business and are in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect on Parent. Parent and Sub have full corporate power and authority, and have all necessary licenses and permits, to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

                6.2 AUTHORIZATION. Parent and Sub have full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are Parties, and to consummate the transactions contemplated hereunder and to perform their obligations hereunder, and no other proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are Parties. This Agreement and the Ancillary Agreements to which they are Parties and the transactions contemplated hereby and thereby have been approved by Parent's Board of Directors. The consummation of the Contemplated Transactions does not require the approval or consent of the shareholders of Parent. This Agreement and the Ancillary Agreements to which they are Parties constitute the valid and legally binding obligations of Parent and/or Sub, enforceable against Parent and/or Sub in accordance with their respective terms and conditions. Other than
(i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iv) the filing of the Merger Amendment with the Secretary of State of the State of California, and (iii) any applicable filings required under the HSR Act, neither Parent nor Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                6.3 CAPITALIZATION.

                        (a) As of December 31, 1999 the authorized capital stock of Parent consisted of (i) 10,000,000 shares of Preferred Stock, $0.005 par value, none of which was issued or outstanding, and (ii) 150,000,000 shares of Common Stock, $0.005 par value, of which

25,776,120 shares were issued and outstanding. All of the outstanding shares of Parent's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this SECTION 6.3 or as described in the Parent SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent.

                        (b) The shares of Parent Common Stock to be issued pursuant to SECTION 3.1 of this Agreement are duly authorized and reserved for issuance, and upon issuance thereof in accordance with this Agreement and the Certificate of Merger will be validly issued, fully paid and nonassessable.

                6.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement nor the consummation of the Contemplated Transactions, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Sub is subject or any provision of their respective charters or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Sub is a Party or by which either is bound or to which any of their assets is subject which has been filed as an exhibit to the Parent SEC Reports.

                6.5 SEC FILINGS. Parent has filed all forms, reports and documents required to be filed with the SEC since July 19, 1999, and has heretofore made available to the Company, in the form filed with the SEC, (i) its final Prospectus dated July 19, 1999, and (ii) its Quarterly Report on Form 10-Q for the periods ended, September 30, 1999 and December 31, 1999 (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                6.6 BROKERS' FEES. Parent does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        7. PRE-CLOSING COVENANTS. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Effective Time:

                7.1 GENERAL. Each of the Parties will use their Best Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in SECTION 9 below).

                7.2 NOTICES AND CONSENTS. The Company will give any notices to third parties and will use its reasonable best efforts to obtain any third party consents that are required in connection with the matters identified in SECTION
5.4 of the Company Disclosure Letter or otherwise required in connection with the Merger so as to preserve all material rights of or benefits to the Company and will obtain a consent for each agreement marked with an asterisk in such
Section 5.4 of the Company Disclosure Letter (the "Required Consents"). Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in SECTION 5.4 of the Company Disclosure Letter or as otherwise required in connection with the Merger.

                7.3 OPERATION OF BUSINESS. The Company will (a) conduct its business only in the Ordinary Course of Business, (b) use its Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company, (c) confer with Parent concerning operational matters of a material nature, (d) not hire or engage any new employee or contractor, or enter into any binding commitment to do so, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed and (e) otherwise report periodically to Parent concerning the status of the business, operations, and finances of the Company. In addition, except as otherwise expressly permitted by this Agreement, the Company will not, without the prior consent of Parent, (i) issue any shares or options to purchase share of the Company Capital Stock or
(ii) take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in SECTION 5.9 is likely to occur.

                7.4 ACCESS TO INFORMATION. Each of the Company and Parent will permit the other Party and its representatives to have access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to its business and operations (subject, in the case of Parent, to compliance with applicable securities laws). Neither such access, inspection and furnishing of information to any Party and its representatives, nor any investigation by any Party and its representatives, shall in any way diminish or otherwise affect such Party's right to rely on any representation or warranty made by the other Parties hereunder.

                7.5 NOTICE OF DEVELOPMENTS. Each of the Company and Parent will give prompt written notice to the other Party of any material development causing a Breach of any of its own representations and warranties in SECTION 5 or SECTION 6 above, as the case may be. No disclosure pursuant to this SECTION 7.5, however, shall be deemed to amend or supplement the Company Disclosure Letter, or to prevent or cure any misrepresentation, Breach of warranty, or Breach of covenant.

                7.6 SHAREHOLDER APPROVAL. As promptly as practicable after the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to the Company Shareholders for approval and adoption as provided by California Law and its Articles of Incorporation and Bylaws. The Company shall use its Best Efforts to solicit and obtain the consent of its shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company Shareholders shall be subject to review and approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company regarding the Merger and this Agreement. The Company shall deliver to Parent, concurrently with the execution of this Agreement, executed Voting Agreements from holders with beneficial ownership of (i) a majority -of the outstanding shares of Company Preferred Stock, (ii) a majority of the outstanding shares of Company Common Stock, and (iii) a majority of the outstanding shares of Series A-1 Preferred Stock of the Company.

                7.7 NO SOLICITATION.

                        (a) From and after the date hereof and until the earlier of (i) the Effective Time, (ii) the termination of this Agreement and (iii) May 31, 2000, the Company shall instruct its Representatives, not to, directly or indirectly, solicit, initiate or intentionally encourage (including by way of furnishing non-public information) any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) in respect of the Company or any of its material assets, from any Person, or engage in any discussion or negotiations relating thereto or enter into any agreement with any Person providing for or contemplating any Acquisition Proposal.

                        (b) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Party or Parties conducted heretofore by the Company or the Company's other Representatives with respect to any Acquisition Proposal. The Company shall notify Parent orally and in writing of any Acquisition Proposal and any amendments thereto with respect to the Company or any other transaction, the consummation of which would reasonably be expected to prevent or materially interfere with or materially delay the Merger (including the material terms and conditions of any such Acquisition Proposal and the identity of the Person making it and any subsequent modifications thereto), promptly, but in any event within 24 hours, after receipt by the Company.

                        (c) As used in this SECTION 7.7, "ACQUISITION PROPOSAL" shall mean:

                                (i) a bona fide proposal or offer for a merger,
consolidation or other business combination involving an acquisition of the Company or any material asset of the Company; or

                                (ii) any proposal to acquire in any manner any
of the Company's Capital Stock (other than upon the exercise of options outstanding on the date hereof and listed in SECTION 5.3(B) of the Company Disclosure Letter).

                7.8 REGULATORY FILINGS. As soon as may be reasonably practicable, Parent and the Company each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Parent and the Company each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and
(b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

                7.9 POOLING ACCOUNTING. Parent and the Company shall each use their Best Efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and the Company shall not, and shall use their Best Efforts to cause its Affiliates not to, take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

                7.10 AFFILIATE AGREEMENTS. SECTION 7.10 of the Company Disclosure Letter sets forth those Persons who, in the Company's reasonable judgment, are or may be Affiliates of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Closing Date) from each of the Affiliates of the Company, an executed Affiliate Agreement. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

                7.11 CONVERSION OF OUTSTANDING LOANS AND EXERCISE OF WARRANTS. All outstanding warrants to purchase Company Capital Stock shall have been exercised or terminated. The exercise price of warrants held by Montreux shall be paid by the cancellation of indebtedness owing by the Company to Montreux.

        8. POST-CLOSING COVENANTS. With respect to the period following the Effective Time:

                8.1 GENERAL. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other

Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under SECTION 10 below and the Escrow and Indemnification Agreement).

                8.2 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time involving the Company or (B) arising out of Parent's operation of the business of the Surviving Corporation following the Effective Time in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under SECTION 10 below).

                8.3 CONFIDENTIALITY. Each of the Parties hereto hereby agrees to keep such information or Knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential, except to the extent that such information is or becomes publicly known or available or is independently acquired or developed. In this regard, the Company and its employees and agents acknowledge that Parent's Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and its employees and agents, acknowledge and agree not to engage in any transactions in Parent's Common Stock in violation of applicable insider trading laws.

                8.4 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under U.S. Treasury Regulation Section 1.1445-2(c)(3).

                8.5 FORM S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to the assumed Company Options to become effective no later than 30 days after the Closing Date.

                8.6 REGISTRATION STATEMENT. Subject to certain limitations set forth in the Registration Rights Agreement attached hereto as Exhibit G, (i) Parent shall, at Parent's own expense, use its Best Efforts to file no later than July 19, 2000, a registration statement on Form S-3 (the "Registration Statement") under the Securities Act to provide for resale by the Company Shareholders of the shares of Parent Common Stock constituting the Merger Consideration (including shares held in escrow pursuant to Section 3.8 above) and shall use its Best Efforts to cause such

Registration Statement to become effective as promptly as practicable thereafter. The rights and obligations of the Company Shareholders and Parent in respect of the Registration Statement shall be as set forth in the Registration Rights Agreement. Notwithstanding anything herein or in the Registration Rights Agreement, in the event that all of the shares of Parent Common Stock issued to a Company Shareholder can be sold by such Person in a single three month period in accordance with Rule 144 under the Securities Act, Parent shall have no obligation to cause such shares to continue to be registered.

                8.7 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

                8.8 TAX FREE REORGANIZATION. The Parties intend to adopt this Agreement and the Merger as a tax-free plan of reorganization under Section 368(a)(1)(A) of the code by virtue of the provisions of Section 368(a)(2)(E) of the Code. The Parent Common Stock issued in the Merger will be issued solely in exchange for the Company Capital Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Company Capital Stock. No consideration that could constitute "other property" within the meaning of Section 356(b) of the Code is being transferred by Parent for the Company Capital Stock in the Merger. The Parties shall not take a position on any tax return inconsistent with this
SECTION 8.8 unless there has been a final "determination" (within the meaning of Section 1313(a) of the Code) to the contrary. From and after the Effective Time, neither Parent, Sub nor, the Company shall take any action that could reasonably be expected to cause the Merger not to be treated as a reorganization within the meaning of Section 368 of the Code.

        9. CONDITIONS TO OBLIGATIONS TO CLOSE.

                9.1 CONDITIONS TO PARENT'S AND SUB'S OBLIGATION TO CLOSE. The obligations of Parent and Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                        (a) REPRESENTATIONS AND WARRANTIES.

                                (i) The representations and warranties set forth
in SECTION 5 above shall be true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date; and

                                (ii) The representations and warranties set
forth in SECTIONS 5.2, 5.3 and 5.6 above shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;

                        (b) COVENANTS. The Company shall have performed and complied with all of its covenants hereunder (including without limitation 7.11) in all material respects through the Closing.

                        (c) CONSENTS. The Company shall have procured all of the Required Consents specified in SECTION 5.4 of the Company Disclosure Letter.

                        (d) NO ACTIONS. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially the right of Parent to control the Company following the Effective Time, or (D) affect materially the right of Parent or the Company to own the Company's assets (including without limitation its Intellectual Property) and to operate the Company's businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused, or would reasonably be expected to cause, any of the effects under clause (A), (B), (C), or (D) of this SECTION 9.1(D) to occur.

                        (e) CERTIFICATES. The President and the Secretary of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in SECTION 9.1(A) to 9.1(D) (inclusive) is satisfied in all respects.

                        (f) GOVERNMENTAL AUTHORIZATIONS. The Parties shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in SECTION 5.4, SECTION 7.2 or SECTION 7.8 above or disclosed in a corresponding section in the Company Disclosure Letter.

                        (g) STANDARD EMPLOYEE AGREEMENTS. The Persons listed on EXHIBIT H-1 shall each have executed and delivered to Parent Parent's standard form of employee Confidential Information and Invention Assignment Agreement in substantially the form attached hereto as EXHIBIT H-2, and such Confidential Information and Invention Assignment Agreements shall be in full force and effect.

                        (h) OFFER LETTERS. The Persons listed on EXHIBIT D-3 shall have executed and delivered to Parent the Parent standard Offer Letter in the form attached hereto as EXHIBIT D-4, and such Offer Letters shall be in full force and effect.

                        (i) NON-COMPETITION AGREEMENTS. The Persons listed on EXHIBIT C-1 shall each have executed and delivered to Parent a Non-competition Agreement in substantially the form attached hereto as EXHIBIT C-2, and such Non-competition Agreements shall be in full force and effect.

                        (j) SHAREHOLDER CERTIFICATE. Each Company Shareholder shall have executed and delivered to Parent a Shareholder Certificate in substantially the form attached hereto as EXHIBIT F.

                        (k) LEGAL OPINION. Parent shall have received from Fenwick & West LLP, counsel to the Company an opinion in form and substance as set forth in EXHIBIT I attached hereto, addressed to Parent, and dated as of the Closing Date.

                        (l) SHAREHOLDER VOTE. This Agreement and the Merger shall have been approved by the vote of the holders of at least 95% of the outstanding Company Capital Stock and holders of not more than 5% of Company Capital Stock shall continue to have a right to exercise appraisal, dissenters or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger;

                        (m) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change in the Business Condition of the Company since the Most Recent Fiscal Period End.

                        (n) RESIGNATION OF DIRECTORS. Each of the directors of the Company shall have resigned.

                        (o) TERMINATION OF RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT. The Right of First Refusal and Co-Sale Agreement dated as of July 30, 1999 between the Company, Kumar Gajjar, Janek Pathak, Kaushik Shah and holders of the Company's Series A and Series A-1 Preferred Stock shall have been terminated.

                        (p) TERMINATION OF INVESTORS' RIGHTS AGREEMENT. The Investors' Rights Agreement dated as of July 30, 1999 between the Company, Kumar Gajjar, Janek Pathak, Kaushik Shah and holders of the Company's Series A and Series A-1 Preferred Stock shall have been terminated.

                        (q) TERMINATION OF VOTING AGREEMENT. The Voting Agreement dated as of July 30, 1999 between the Company, Kumar Gajjar, Janek Pathak, Kaushik Shah and holders of the Company's Series A and Series A-1 Preferred Stock shall have been terminated.

                        (r) VOTING AGREEMENTS AND AFFILIATE AGREEMENTS. The Voting Agreements and the Affiliate Agreements executed and delivered to Parent on the date hereof by each of the Affiliates of the Company shall remain in full force and effect;

                        (s) OPINION OF ACCOUNTANTS. Parent shall have received letters from Arthur Andersen LLP dated within two (2) business days prior to the Closing Date, regarding the concurrence of each with Parent's and the Company's management's conclusions as to the appropriateness and applicability of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement;

                        (t) H-1B VISAS. Each Company employee who is reliant on an H-1B visa to work in the United States shall have had his or her H-1B visa renewed and such visa shall be in good standing.

                        (u) RELEASES. Each officer and director of the Company, and each holder of more than five percent (5%) of the Company's capital stock, shall have executed and delivered a Release in substantially the form attached hereto as EXHIBIT J.

                        (v) REPAYMENT OF LOANS. All loans made by the Company for the payment of the purchase or exercise price of Company Capital Stock shall have been repaid in full.

                        (w) CONVERSION OF PREFERRED STOCK. As of immediately prior to the Effective Time of the Merger, all shares of Preferred Stock of the Company shall have been converted into an equal number of shares of Common Stock of the Company.

                        (x) PATENT OPINION. Parent shall have received from a law firm reasonably acceptable to Parent and the Company an unqualified opinion in form reasonably acceptable to Parent that the Company Intellectual Property does not infringe U.S. Patent No. 5941-972 issued by Crossroad Systems on August 24, 1999. Parent and the Company shall each be responsible for 50% of the fees and costs in connection with such legal opinion, subject to Parent's obligation to pay for the Company's share thereof pursuant to Section 12.12 and Parent's right to make a claim against the Escrow Fund pursuant to Section 10.2(a)(v).

                Parent may waive any condition (in whole or in part) specified in this Section 9.1 if it executes a writing so stating at or prior to the Closing.

                9.2 CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in SECTION 6 above shall be true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warrants were made on and as of the Closing Date.

                        (b) COVENANTS. Parent shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

                        (c) NO ACTIONS. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect). All waiting periods under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early.

                        (d) CERTIFICATE. The President or other duly authorized officer of Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified above in SECTION 9.2(A) to 9.2(C) (inclusive) is satisfied in all respects.

                        (e) LEGAL OPINION. The Company shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent an opinion in form and substance as set forth in EXHIBIT K attached hereto, addressed to the Company, and dated as of the Closing Date.

                        (f) NASDAQ LISTING. The shares of Parent Common Stock issuable in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

                        (g) GOVERNMENTAL AUTHORIZATIONS. The Parties shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in SECTION 6.4, SECTION 7.2 or SECTION 7.8 above or disclosed in a corresponding section in the Company Disclosure Letter.

                        (h) OFFER LETTERS. Parent shall have executed and delivered the Parent standard Offer Letter in the form attached hereto as EXHIBIT D-4 to the Persons listed on EXHIBIT D-3.

                        (i) REGISTRATION RIGHTS AGREEMENT. Parent shall have executed and delivered the Registration Rights Agreement in the form attached hereto as EXHIBIT B.

                The Company may waive any condition (in whole or in part) specified in this SECTION 9.2 if it executes a writing so stating at or prior to the Closing.

        10. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNITY; ESCROW.

                10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company in this Agreement or in any instrument delivered pursuant to this Agreement with respect to any items ("FIRST AUDIT ITEMS") that would be expected to be encountered in the first audit of the financial statements of Parent containing combined operations of

Parent and the Company (the "FIRST AUDIT") shall survive the Merger for a period ending on the date of the First Audit. All covenants of the Company to be performed prior to the Effective Time, and all representations and warranties of the Company in this Agreement or in any instrument delivered pursuant to this Agreement with respect to any matters that are not First Audit Items shall survive the Merger for a period ending on the first anniversary of the Effective Time of the Merger. All covenants of Parent to be performed prior to the Effective Time, and all representations and warranties of Parent in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period ending one (1) year from the Effective Time of the Merger. The remedies provided in this Section 10 will not be exclusive of or limit any other remedies that may be available to Parent or the other Indemnified Persons.

                10.2 ESCROW ARRANGEMENTS.

                        (a) INDEMNITY; ESCROW FUND.

                                (i) The Company Shareholders, jointly and
severally, agree to indemnify and hold Parent and its Representatives and Affiliates (including the Company) (collectively, the "INDEMNIFIED PERSONS") from and harmless against all claims, losses, liabilities, damages, deficiencies, costs, expenses (including reasonable attorneys' fees and expenses of investigation) and diminution in value (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by the Indemnified Persons directly or indirectly as a result of (A) any Breach of a representation or warranty of the Company contained in this Agreement, or (B) any failure by the Company to perform or comply with any covenant contained in this Agreement. The Escrow Fund shall be available to compensate the Indemnified Persons for such Losses. Company Shareholders shall not have any right of contribution from Parent with respect to any Loss claimed by Parent. Parent and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger Consideration.

                                (ii) As soon as practicable after the Effective
Time, shares of Parent Common Stock which comprise the Escrow Amount, without any act of any Company Shareholder, will be deposited with U.S. Bank Trust National Association, as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein. The portion of the Escrow Amount contributed on behalf of each Company Shareholder shall be in proportion that the aggregate Merger Consideration which such holder would otherwise be entitled under SECTION 3.1 bears to the aggregate Merger Consideration to be received by all Company Shareholders. The Escrow Agent shall not be responsible for confirming that the shares contributed to the Escrow Fund comprise the Escrow Amount or that the portion contributed on behalf of each Company Shareholder is in the proper proportion, which determination shall be made by Parent.

                                (iii) Notwithstanding anything contained herein
to the contrary, the Company Shareholders shall not have any liability or obligation to indemnify any Indemnified Person for any Losses unless and until Officer's Certificates (as hereinafter defined) shall have been delivered with respect to Losses which equal or exceed $20,000 in the aggregate for all Losses (the "BASKET AMOUNT"). At such time as Officer's Certificates with respect to Losses which meet the foregoing thresholds have been delivered, Parent and Sub shall be entitled to indemnification for all Losses, including the Basket Amount.

                                (iv) The Escrow Fund shall be available to
compensate the Indemnified Persons for Losses.

                                (v) The Escrow Fund also shall be available to
reimburse Parent for the cost of any Transaction Fees (as defined in Section
12.12 hereof) paid by Parent if and to the extent they exceed $900,000 (the "FEE CAP").

                        (b) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW PERIOD. Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing until the first anniversary of the Effective Time of the Merger (the "ESCROW PERIOD"). At the expiration of the Escrow Period a portion of the Escrow Fund shall be released from Escrow to the Company Shareholders in an amount equal to the Escrow Amount less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to Parent and the other Indemnified Persons pursuant to this
SECTION 10 and (ii) an amount equal to such portion of the Escrow Fund which, in the reasonable judgment of Parent, subject to the reasonable objection of the Shareholder Agent and the subsequent arbitration of the matter in the manner provided in SECTION 10.2(F) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of Parent and the Shareholder Agent or the written decision of the arbitrators as described in
SECTION 10.2(F)), the Escrow Agent shall deliver to the Company Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the Indemnified Persons or to Company Shareholders pursuant to this SECTION 10.2(B) and SECTION 10.2(d)(iii) shall be made in proportion to their respective original contributions to the Escrow Fund, as calculated by the Shareholder Agent and delivered to the Escrow Agent in writing.

                        (c) PROTECTION OF ESCROW FUND. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                        (d) DISTRIBUTIONS; VOTING; CLAIMS UPON ESCROW FUND.

                                (i) Any shares of Parent Common Stock or other
equity securities issued or distributed by Parent (including shares issued upon a stock split) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund, shall be added to the Escrow Fund and become a part thereof. Any cash dividends paid on Parent Common Stock in the Escrow Fund, shall be paid to the Persons who, prior to the Merger, were Company Shareholders in accordance with their respective contributions to the Escrow Fund. New Shares and cash dividends issued in respect of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the record holders thereof.

                                (ii) Each person who, prior to the Merger, was a
shareholder of the Company shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund on behalf of such shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock) so long as such shares of Parent Common Stock or other voting securities are held in the Escrow Fund.

                                (iii) Upon receipt by the Escrow Agent at any
time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"): (A) stating that Parent or its Affiliates has incurred and paid or properly accrued Losses, or reasonably anticipates that it may have to pay or accrue Losses, or has incurred and paid Transaction Fees in excess of the Fee Cap, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated or the amount of Transaction Fees incurred and paid in excess of the Fee Cap, the date on which each such item was incurred and paid or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, Breach of warranty or claim to which such item is related, and (C) indicating the number of shares of Parent Common Stock to be disbursed to Parent out of the Escrow Fund, the Escrow Agent shall, subject to the provisions of SECTION 10.2(E) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Losses.

                                (iv) For the purposes of determining the number
of shares of Parent Common Stock to be disbursed to Parent out of the Escrow Fund, the shares of Parent Common Stock shall be valued at the Trading Price.

                        (e) OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Agent, and for a period of thirty (30) days after such delivery the Escrow Agent shall make no delivery to Parent of any Escrow Amount specified in such Officer's Certificate unless the Escrow Agent shall have received written authorization from the Shareholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with such Officer's Certificate and SECTION 10.2(D) hereof, provided that no such payment or delivery may be made if the Shareholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

                        (f) RESOLUTION OF CONFLICTS; ARBITRATION.

                                (i) In case the Shareholder Agent shall so
object in writing to any claim or claims made in any Officer's Certificate within 30 days after delivery of such Officer's Certificate, the Shareholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Shareholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

                                (ii) If no such agreement can be reached after
good faith negotiation, either Parent or the Shareholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Agent. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and the Shareholder Agent cannot mutually agree on one arbitrator, Parent and the Shareholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period not to exceed forty-five (45) and establish procedures designed to limit the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the Parties to this Agreement, and notwithstanding anything in SECTION 10.2(E) to the hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Funds in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). In the event that the Escrow Agent has not received evidence of resolution under SECTION 10.2(F)(I) or this SECTION 10.2(F)(II), the Escrow Agent shall continue to hold the Escrow Funds in accordance herewith.

                                (iii) Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. Each Party to any arbitration pursuant to this SECTION 10.2(F) shall pay its own expenses; the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by Parent, on the one hand and the Company Shareholders, on the other. Neither the expenses that the Shareholder Agent incurs in the course of any arbitration pursuant to this SECTION 10.2(F) nor the Shareholder Agent's portion of the fees of the arbitrators or the administrative fees for the American Arbitration Association shall be deducted from any amounts held in the Escrow Fund.

                        (g) SHAREHOLDER AGENT; POWER OF ATTORNEY.

                                (i) In the event that the Merger is approved by
the Company Shareholders, effective upon such vote, and without any further act of any Company Shareholder, the Shareholder Agent shall be appointed as agent and attorney-in-fact for each Company Shareholder to give and receive notices and communications, to authorize delivery to Parent of shares from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Shareholder Agent for the accomplishment of the foregoing. The Shareholder Agent may be changed by the Company Shareholders from time to time upon not less than thirty (30) days' prior written notice to Parent and Escrow Agent; provided that the Shareholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Amount in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for his services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the Company Shareholders.

                                (ii) The Shareholder Agent shall not be liable
for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment. The Company Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Shareholder Agent and hold the Shareholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Shareholder Agent and arising out of or in connection with the acceptance or administration of the Shareholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Agent.

                        (h) ACTIONS OF THE SHAREHOLDER AGENT. A decision, act, consent or instruction of the Shareholder Agent shall constitute a decision of all the Company Shareholders and shall be final, binding and conclusive upon each of such Company Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each Company Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

                        (i) THIRD-PARTY CLAIMS. In the event that Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Shareholder Agent of such claim, and the Shareholder Agent and the Company Shareholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Shareholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Shareholder Agent has consented to any such settlement, the Shareholder Agent shall have no power or authority to object under any provision of this SECTION 10 to the amount of any claim by Parent against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

                        (j) ESCROW AGENT'S DUTIES.

                                (i) The Escrow Agent's duties are purely
ministerial in nature, and the Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper Party or Parties. The Escrow Agent shall not be liable for any action taken, suffered or omitted hereunder as Escrow Agent absent gross negligence or willful misconduct, and the Escrow Agent shall be fully protected and shall incur no liability for any action taken, suffered or omitted pursuant to the advice of counsel.

                                (ii) The Escrow Agent is hereby expressly
authorized to disregard any and all warnings given by any of the Parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the Parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                                (iii) The Escrow Agent shall not be liable in
any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                                (iv) The Escrow Agent shall not be liable for
the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                                (v) In performing any duties under the
Agreement, the Escrow Agent shall not be liable to any Party for damages, claims, liabilities, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent (which for all purposes of any section of this Agreement as it pertains to the Escrow Agent shall be finally determined by a court of competent jurisdiction). The Escrow Agent shall not incur any such liability for (A) any action taken, suffered or omitted in good faith, or (B) any action taken, suffered or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any action taken, suffered, or omitted by it in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any Party to this Agreement. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, custodians or nominees, and the Escrow Agent shall not be liable or responsible for any misconduct or negligence on the part of any such agent, custodian or nominee absent gross negligence, willful misconduct or bad faith on the part of the Escrow Agent in the selection and continued employment thereof.

                                (vi) If any controversy arises between the
Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent through such time and which the Parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                                (vii) The Parties and their respective
successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, costs, fines, settlement judgments, penalties, demands, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the execution of this Agreement or the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

                                (viii) The Escrow Agent may resign at any time
upon giving at least thirty (30) days written notice to the Parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the Parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the Parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. Alternatively, if a successor escrow agent is not appointed within the above time frames, then the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

                                (ix) In no event shall the Escrow Agent be
liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                                (x) Any Person into which the Escrow Agent may
be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any Person to which substantially all the business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further act.

                        (k) FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the schedule of the Escrow Agent delivered to Parent at or prior to the execution of this Agreement. Such fee schedule may be amended or modified upon mutual consent of Parent and the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a Party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall not be obligated to take any such action unless and until it is reasonably satisfied that it will receive such compensation and reimbursement.

                        (l) SURVIVAL. The obligations of the Parties under
SECTION 10.2(K) and SECTION 10.2(J)(VII) hereof shall survive termination of this Agreement and resignation or substitution of the Escrow Agent.

                10.3 EXCLUSIVE REMEDY. The indemnity set forth in this SECTION 10 and the Escrow Fund provided for herein shall apply only to Breaches by the Company of any representation, warranty, covenant or agreement of the Company contained herein and, except as provided below, resort to the Escrow Fund shall be the exclusive right and remedy of Parent for such Breaches, or for Breaches of any Shareholder Certificate or otherwise under or in connection with this Agreement, once the Closing occurs. Notwithstanding the foregoing, the existence of this SECTION 10 and of the rights and restrictions set forth herein do not limit any other potential remedies of Parent against Kaushik Shah, Kumar Gajjar and Janek Pathak (the "PRINCIPAL SHAREHOLDERS") with respect to any knowing and intentional or fraudulent actual Breaches of the representations and warranties or covenants of the Company contained in this Agreement or contained in a Shareholder Certificate; provided however, that the liability of the Principal Shareholders shall in no event exceed the Merger Consideration. The liability of the Principal Shareholders under the immediately preceding sentence shall be joint and several.. In addition, this SECTION 10.3 shall not apply if the Merger does not close.

        11. TERMINATION.

                11.1 TERMINATION OF THE AGREEMENT. The Parties may terminate this Agreement as provided below:

                        (a) Parent and the Company may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

                        (b) Parent or the Company may terminate this Agreement by written notice if: (i) the Closing has not occurred by May 31, 2000; provided, however, that the right to terminate this Agreement under this SECTION 11.1(B)(I) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a Breach of this Agreement; (ii) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the Merger or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

                        (c) Parent may terminate this Agreement by written notice at any time prior to the Closing if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body, which would

(i) prohibit Parent's or the Company's ownership or operation of all or a portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of Parent or the Company as a result of the Merger;

                        (d) Parent may terminate this Agreement by written notice at any time prior to the Closing if it is not in material Breach of its obligations under this Agreement and there has been a material Breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such Breach has not been cured within thirty (30) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a Breach which by its nature cannot be cured;

                        (e) the Company may terminate this Agreement by written notice at any time prior to the Closing if it is not in material Breach of its obligations under this Agreement and there has been a material Breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent and such Breach has not been cured within thirty (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a Breach which by its nature cannot be cured;

                        (f) Parent or the Company may terminate this Agreement by written notice at any time prior to the Closing if the Company Shareholders shall have taken a final vote on the matters set forth in SECTION 7.6 hereof, and such matters shall not have been approved by the Company Shareholders; and

                        (g) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if an event having a Material Adverse Effect on the Company shall have occurred after the date of this Agreement.

                        (h) Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event that the Dissenters' Shares equal or exceed five percent (5%) of the aggregate number of outstanding shares of Company Capital Stock.

                11.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to SECTION 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in Breach); provided that each Party shall remain liable for any willful Breaches of this Agreement prior to its termination and provided, further, that the provisions contained in SECTIONS 8.3 (confidentiality), 11.3 (termination fees and other events) and 12 (miscellaneous) shall survive termination.

                11.3 TERMINATION FEES AND OTHER EVENTS.

                        (a) The Company shall pay to Parent a termination fee of $1,000,000, plus Expenses payable in cash by wire transfer or cashier's check (or assets, if sufficient cash is not readily available), in the event, and only in the event, that the Closing does not occur, this Agreement is terminated, Parent is not in material Breach of its obligations under this Agreement, and one or more of the following events has occurred:

                                (i) the Company has willfully and materially
Breached any representation, warranty, covenant or agreement contained in this Agreement; or

                                (ii) the Board of Directors of the Company shall
have failed to unanimously recommend, shall have changed its unanimous recommendation concerning the Merger and the Contemplated Transactions, or shall have recommended an alternative Acquisition Proposal, or shall have disclosed, in any manner, its intention not to unanimously recommend, to change its unanimous recommendation to shareholders concerning the Merger or to recommend an alternative proposal; or

                                (iii) the Company Shareholders shall have failed
to approve the Contemplated Transactions.

                        (b) Parent shall pay to the Company a termination fee of $1,000,000 plus Expenses less the principal and interest owing to Parent by the Company in connection with any loan made by Parent to the Company, payable in cash by wire transfer or cashier's check (or assets, if sufficient cash is not readily available), in the event, and only in the event, that the Closing does not occur, this Agreement is terminated, the Company is not in material Breach of its obligations under this Agreement, and one or both of the following event has occurred:

                                (i) Parent has willfully and materially Breached
any representation, warranty, covenant or agreement contained in this Agreement; or

                                (ii) the Board of Directors of Parent or Sub
shall have failed to unanimously recommend, shall have changed its unanimous recommendation concerning the Merger and the Contemplated Transactions, or shall have recommended an alternative Acquisition Proposal, or shall have disclosed, in any manner, its intention not to unanimously recommend, to change its unanimous recommendation concerning the Merger or to recommend an alternative proposal.

                        (c) For purposes of this Section "EXPENSES" shall mean the amount of any documented out-of-pocket expenses incurred by a Party and its Affiliates in connection with the negotiation and preparation of this Agreement and any other ancillary agreements executed and delivered in connection with the transactions contemplated hereby and thereby and its due diligence review (including fees of counsel and accountants) up to the date of termination of this Agreement.

                        (d) The Company and Parent each acknowledge and agree that the agreements contained in this SECTION 11.3 are an integral part of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this SECTION 11.3, if any Party fails to pay the other Party any fees or expenses due under this SECTION 11.3 within the time required under this Agreement or, if no time period is specified, within five business days of the event giving rise to the payment of such fees and expenses, in addition to any other amounts paid or payable pursuant to this Agreement, the delinquent Party shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment together with interest on the amount of any unpaid fees and expenses at the publicly announced prime rate of Chase Manhattan Bank from the date on which such fees and expenses were required to be paid.

                        (e) The Parties acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by non-terminating Party if a Party were to terminate this Agreement as contemplated by paragraph (a) or (b). It is understood and agreed by the Parties that if the non-terminating Party shall be damaged by such a termination, (i) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (ii) the termination fee is in the nature of liquidated damages, and not a penalty, and is fair and reasonable, and (iii) the termination fee represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such a termination, and shall be the sole and exclusive measure of damages with respect to any such termination. Once such liquidated damages have been paid in accordance with the provisions of this Agreement, the terminating Party and its Affiliates shall be relieved of any further liability in respect of damages relating to the fact or circumstance giving rise to such liquidated damages.

        12. MISCELLANEOUS.

                12.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that Parent may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Parent will use its Best Efforts to advise the Company prior to making the disclosure). In furtherance of the foregoing sentence, the Parties agree and acknowledge that Parent will issue a press release following the execution and delivery of this Agreement by the Parties.

                12.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns.

                12.3 ENTIRE AGREEMENT AND MODIFICATION. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by all Parties.

                12.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties other than the Escrow Agent; provided, however, that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder. Any assignment made in violation of this
Section 12.4 shall be void.

                12.5 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                12.6 HEADINGS. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                12.7 NOTICES. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

If to Parent:
        Gadzoox Networks, Inc.
        5850 Hellyer Avenue
        San Jose, CA 95138
        Attention:  Christine Munson
        Facsimile:  408-360-4951

Copy to:

        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        650 Page Mill Rd.
        Palo Alto, CA 94304
        Attention:  Judith M. O'Brien
        Facsimile: 650-493-6811

If to the Company:
        SmartSAN Systems, Inc.
        4655 Old Ironsides Drive, Suite 480
        Santa Clara, CA 95054
        Attention:  Kaushik Shah
        Facsimile:  408-970-9911

Copy to:

        Fenwick &  West
        Two Palo Alto Square
        Palo Alto, CA 94306
        Attention:  Fred Greguras, Esq.
        Facsimile:

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days' advance written notice to the other Parties pursuant to the provisions above.

                12.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California; provided, however, that all provisions regarding the rights, duties and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such State.

                12.9 FORUM SELECTION; CONSENT TO JURISDICTION. All disputes arising out of or in connection with this Agreement (other than matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the Parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction in the State of California. The Parties hereby consent to the jurisdiction of the Courts of the State of California and the United States District Court of the Northern District of California and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

                12.10 WAIVERS. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                12.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                12.12 EXPENSES. Each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. In the event the Merger is consummated, Parent will bear the investment banking, accounting and legal fees and expenses of the Company incurred in connection with this Agreement and the transactions contemplated thereby (the "TRANSACTION FEES"), subject to Parent's right to make a claim against the Escrow Fund in the event the Transaction Fees exceed the Fee Cap pursuant to Section 10.2(a)(v) hereof.

                12.13 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

                12.14 COMPANY DISCLOSURE LETTER.

                        (a) The disclosures in the Company Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                        (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                12.15 ATTORNEYS' FEES. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

                12.16 FURTHER ASSURANCES. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                12.17 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.



        PARENT:                        GADZOOX NETWORKS INC.

                                       By:
                                          ---------------------------------
                                       Name: Christine Munson
                                            -------------------------------
                                       Title: Chief Financial Officer
                                             ------------------------------

        COMPANY:                       SMARTSAN SYSTEMS, INC.

                                       By:
                                          ---------------------------------
                                       Name: Kaushik Shah
                                            -------------------------------
                                       Title: Chairman and COO
                                             ------------------------------

        SUB:                           GADZOOX ACQUISITION CORPORATION

                                       By:
                                          ---------------------------------
                                       Name: Christine Munson
                                            -------------------------------
                                       Title: Chief Financial Officer
                                             ------------------------------

        ESCROW AGENT:                  US BANK TRUST NATIONAL ASSOCIATION


                                       By:
                                          ---------------------------------
                                       Name:
                                            -------------------------------
                                       Title:
                                             ------------------------------

              [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]

                                    EXHIBIT A

                               AGREEMENT OF MERGER


        THIS AGREEMENT OF MERGER (this "AGREEMENT OF MERGER"), dated as of March ___, 2000, is made between SmartSAN Systems, Inc. a California corporation (the "COMPANY") and Gadzoox Acquisition Corporation, a California Corporation ("SUB"). The Company and Sub being hereinafter sometimes together referred to as the "CONSTITUENT CORPORATIONS."

                                    RECITALS

        A. The Company is a corporation duly organized under the laws of the State of California.

        B. Sub is a corporation duly organized under the laws of the State of California.

        C. Sub, Gadzoox Networks, Inc., a Delaware corporation ("PARENT") and the owner of all of the issued and outstanding capital stock of Sub, and the Company have entered into an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT"), dated as of March 2, 2000, which provides for the filing of this Agreement of Merger so that Sub can be merged with and into Company (the "Merger").

        NOW, THEREFORE, the Company and Sub agree as follows:

                                   ARTICLE I
                                    APPROVALS

        1.1 The respective Boards of Directors of the Constituent Corporations have by resolution duly approved this Agreement of Merger, as required by
Section 1200 of the California General Corporation Law ("CGCL"), and directed that it be submitted to the respective shareholders of the Constituent Corporations for approval.

        1.2 The respective shareholders of the Constituent Corporations have approved this Agreement of Merger as required under Section 1201 of the CGCL.


                                   ARTICLE II
                                 EFFECTIVE TIME

        2.1 If this Agreement of Merger is not terminated as provided in Article VII below, the Merger shall become effective at such time as certificates complying with the provisions of Section 1103 of the CGCL, together with a signed copy of this Agreement of Merger or a copy thereof, are duly filed with the Secretary of State of California (the "Effective Time").

                                   ARTICLE III
                                EFFECT OF MERGER

        At the Effective Time, Sub shall be merged with and into the Company, and the separate corporate existence of Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger, as that term is defined in
Section 190 of the CGCL (the "SURVIVING CORPORATION"), and the separate corporate existence of the Company, with all its purposes, objects, rights, privileges, powers, franchises and immunities shall continue unaffected and unimpaired by the Merger.

                                   ARTICLE IV
                         NAME; ARTICLES OF INCORPORATION

        4.1 The name of the Surviving Corporation shall be Gadzoox Acquisition Corporation.

        4.2 The Articles of Incorporation of the Surviving Corporation are amended to read as set forth in Exhibit A attached hereto.

                                   ARTICLE V
                                    DIRECTORS

        The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from the Effective Time until changed in accordance with applicable laws and the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE VI
                              CONVERSION OF SHARES

        6.1 At the Effective Time,

            (a) Each share of capital stock of the Company (each "SHARE") that is issued and outstanding immediately prior to the Effective Time (other than those Shares held by shareholders of the Company who properly exercise any rights of dissenting shareholders) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into _______________ shares of Common Stock of Parent.

            (b) Each share of capital stock of Sub, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into one share of Common Stock of the Surviving Corporation; and

            (c) At the Effective Time, each of the then outstanding options to purchase capital stock of the Company, whether vested or unvested, shall automatically and without any action on the part of the holder thereof, be assumed by Parent and converted into an option to purchase that whole number of shares of Common Stock of Parent subject to and in the manner provided in
Section 3.2 of the Reorganization Agreement.

        6.2 At and after the Effective Time, there shall be no further transfers of Shares outstanding prior to the Effective Time on the stock transfer books of the Surviving Corporation.

                                   ARTICLE VII
                             TERMINATION OF MERGER

        Anything in this Agreement of Merger or elsewhere to the contrary notwithstanding, this Agreement of Merger shall terminate if, prior to the Effective Time, the Reorganization Agreement is terminated as provided therein. In the event of the termination of this Agreement of Merger as provided above, this Agreement of Merger shall forthwith become void, and, except as otherwise provided to the contrary in the Reorganization Agreement, there shall be no liability on the part of either of the parties to this Agreement of Merger (or any of their respective directors or officers) with respect thereto.

                                  ARTICLE VIII
                                  COUNTERPARTS

        This Agreement of Merger may be executed in any number of counterparts, each of which when executed shall be deemed an original, and such counterparts together shall be deemed one and the same instrument.

                                   ARTICLE IX
                                 GOVERNING LAW

        This Agreement of Merger shall be governed by the laws of the State of California.

                                   ARTICLE X
                               FURTHER ASSURANCES

        Each Constituent Corporation shall from time to time upon the request of the Surviving Corporation, execute and deliver all such documents and instruments and take all such action as the Surviving Corporation may request in order to vest or evidence the vesting in the Surviving Corporation of title to and possession of all rights, properties, assets and business of Sub, or otherwise to carry out the full intent and purpose of this Agreement of Merger.

        IN WITNESS WHEREOF, SmartSAN Systems, Inc. and Gadzoox Acquisition Corporation have caused this Agreement to be executed by their fully authorized officers as of the date first above written.


        Company:                        SMARTSAN SYSTEMS, INC.

                                        By:
                                           ------------------------------------
                                        Name:  Kaushik Shah
                                             ----------------------------------
                                        Title: Chairman of the Board and
                                               Chief Operating Officer

                                        By:
                                           ------------------------------------
                                         Name:
                                              ----------------------------------
                                       Title: Secretary



        Sub:                            GADZOOX ACQUISITION CORPORATION



                                        By:
                                            -----------------------------------
                                        Name: K. William Sickler
                                        Title:  President


                                        By:
                                            -----------------------------------
                                        Name: Judith M. O'Brien
                                        Title:  Secretary

  CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER BETWEEN SMARTSAN SYSTEMS, INC.
                       AND GADZOOX ACQUISITION CORPORATION



        Kaushik Shah and [____________________] hereby certify that:

        1. They are the Chairman of the Board and Chief Operating Officer, and Secretary, respectively, of SMARTSAN SYSTEMS, INC.

        2. The Agreement of Merger in the form attached was duly approved by the board of directors and shareholders of the corporation.

        3. The number of shares of Common Stock and Preferred Stock voting in favor of the merger equaled or exceeded the vote required. The percentage vote required was (i) more than fifty percent (50%) of the outstanding shares of Common Stock voting as a separate class, (ii) more than fifty percent (50%) of the outstanding shares of Preferred Stock (all series of Preferred Stock voting together as a single class) voting as a separate class, and (iii) more than fifty percent (50%) of the outstanding shares of Series A-1 Preferred Stock voting as a separate class.

        4. There are ___________ shares outstanding of Common Stock, ___________ shares outstanding of Series A Preferred Stock and __________ shares outstanding of Series A-1 Preferred Stock.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


        Date: March ____, 2000



                                              ---------------------------------
                                              Name:  Kaushik Shah
                                              Title: Chairman of the Board and
                                                     Chief Operating Officer


                                              ---------------------------------
                                              Name:  [                    ]
                                                      --------------------
                                              Title:  Secretary

  CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER BETWEEN SMARTSAN SYSTEMS, INC.
                      AND GADZOOX ACQUISITION CORPORATION



        K. William Sickler and Judith M. O'Brien hereby certify that:

        1. They are the President and Secretary, respectively, of GADZOOX ACQUISITION CORPORATION, a California corporation.

        2. The Agreement of Merger in the form attached was duly approved by the board of directors of GADZOOX ACQUISITION CORPORATION.

        3. Pursuant to Section 1202 of the California Corporations Code, shareholder approval was not required because the shareholder of GADZOOX ACQUISITION CORPORATION will own more than five-sixths of the voting power of the surviving corporation.

        4. No vote of the stockholders of Gadzoox Networks, Inc., parent of GADZOOX ACQUISITION CORPORATION, was required.

        I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.


Date:  March ____, 2000


                                                -------------------------------
                                                Name: K. William Sickler
                                                Title:  President


                                                -------------------------------
                                                Name: Judith M. O'Brien
                                                Title:  Secretary

                                    EXHIBIT B

                                VOTING AGREEMENT



        This Voting Agreement (the "AGREEMENT") is made and entered into as of March 1, 2000 by and among Gadzoox Networks, Inc., a Delaware corporation ("PARENT"), and the undersigned shareholder and/or option holder (the "SHAREHOLDER") of SmartSAN Systems, Inc., a California corporation (the "COMPANY").

                                    RECITALS

        A. The Company, Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization of even date herewith (the "REORGANIZATION AGREEMENT"), which contemplates that the Company will execute a Certificate of Merger in the form attached to the Reorganization Agreement, collectively providing for the merger (the "MERGER") of a wholly owned subsidiary of Parent ("SUB") with and into the Company. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be converted into shares of Common Stock of Parent, as set forth in the Reorganization Agreement;

        B. Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

        C. In order to induce Parent to execute the Reorganization Agreement, Shareholder agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Shareholder has voting power so as to facilitate consummation of the Merger. The execution and delivery of this Agreement and of the attached form of proxy is a material condition to Parent's willingness to enter into the Reorganization Agreement.

        NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

        1. CERTAIN DEFINITIONS. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this Agreement:


           1.1 "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to Section 11 thereof and any payment pursuant to Section 11.3 of the Agreement shall have been made, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

           1.2 "PERSON" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.


           1.3 "SHARES" shall mean: (i) all equity securities of the Company (including all shares of Company Common Stock or Preferred Stock and all options, warrants and other rights to acquire shares of Company Common Stock or Preferred Stock and any shares received on conversion of any promissory note) beneficially owned by Shareholder as of the date of this Agreement; and (ii) all additional equity securities of the Company (including all additional shares of Company Common Stock or Preferred Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock or Preferred Stock) of which Shareholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date.

           1.4 A Person shall be deemed to have effected a "TRANSFER" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

        2. TRANSFER OF SHARES.

           2.1 TRANSFEREE OF SHARES TO BE BOUND BY THIS AGREEMENT. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer of any of the Shares to be effected unless such Transfer is in accordance with any affiliate agreement between Shareholder and Parent contemplated by the Reorganization Agreement, and each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (a) executed a counterpart of this Agreement and a proxy in the form attached hereto as EXHIBIT A (with such modifications not involving additional representations, warranties or covenants as Parent may reasonably request); and (b) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

           2.2 TRANSFER OF VOTING RIGHTS. Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

        3. CONVERSION OF SHARES. The Shareholder agrees that, to the extent any of the Shares consist of shares of Preferred Stock of the Company, Shareholder shall not exercise any conversion rights in respect of such Shares prior to the record date fixed by the Board of Directors of the Company for the determination of shareholders entitled to vote on the Merger.

           3.1 AGREEMENT TO VOTE SHARES. At every meeting of shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of shareholders of the Company with respect to any of the following, Shareholder shall vote the Shares in favor of approval of the Merger, the execution and delivery by the Company of the Reorganization Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Reorganization Agreement and any action required in furtherance hereof and thereof.

        Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this SECTION 4.

        4. NON-SOLICITATION AGREEMENT. Shareholder covenants and agrees, prior to the Expiration Date, not to, directly or indirectly, (i) solicit, initiate or encourage submission of proposals or offers or engage in negotiations with any persons other than Parent or Sub or take any action intended, designed or reasonably likely to facilitate the efforts of any persons, other that Parent and Sub, relating to (A) the possible acquisition of the Company (whether by way of merger, purchase of its capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets or (B) any other material transaction (including without limitation, a joint venture or other similar transaction) (an "OPPOSING PROPOSAL"); (ii) furnish any non-public information regarding the Company to any person in connection with or in response to an Opposing Proposal or potential Opposing Proposal; (iii) engage in discussions with any persons with respect to any Opposing Proposal; (iv) approve, endorse or recommend any Opposing Proposal; or (v) enter into any letter of intent or other similar document or any contract contemplating or otherwise relating to any Opposing Proposal. Shareholder shall immediately cease any existing discussions with any persons other than Parent and Sub that relate to any Opposing Proposal. In the event that Shareholder receives from any third party any offer or indication of interest (whether made in writing or otherwise) regarding any of the transactions referred to in the foregoing, then Shareholder shall promptly communicate to Parent the material terms of each such offer, indication of interest, or request, including the identity of the third party.

        5. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as EXHIBIT A (the "PROXY"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

        6. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. Shareholder (i) is the beneficial owner of the shares of Common Stock of the Company, Preferred Stock of the Company and the options and warrants to purchase shares of Common Stock of the Company indicated on the final page of this Agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances; (ii) does not beneficially own any securities of the Company other than the shares of Common Stock of the Company, Preferred Stock of the Company and options and warrants to purchase shares of Common Stock of the Company indicated on the signature page of this Agreement; and (iii) has full power and authority to make, enter into and, assuming due execution and delivery thereof by each other party thereto, carry out the terms of this Agreement and the Proxy.

        7. APPOINTMENT OF AGENT. Shareholder agrees to appoint Kaushik Shah as agent and attorney-in-fact for and on behalf of Shareholder for purposes of
Section 10 of the Reorganization Agreement. Shareholder further agrees that any decision, act, consent or instruction of the Shareholder Agent (as defined in the Reorganization Agreement), including, without limitation, any agreement by the Shareholder Agent for and on behalf of the Company Shareholders (as defined in the Reorganization Agreement) to any amendments, modifications and waivers of any term, condition or other agreement set forth in the Reorganization

Agreement, shall constitute a decision of Shareholder for all purposes of and under the Reorganization Agreement, and that such decision, act, consent or instruction shall be final, binding and conclusive upon Shareholder as if made by Shareholder.

        8. ADDITIONAL DOCUMENTS. Shareholder hereby covenants and agrees to execute and deliver any additional documents not involving additional representations, warranties or covenants necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

        9. CONSENT AND WAIVER. Shareholder (not in his capacity as a director or officer of the Company) hereby gives any consents or waivers (including waivers of preemptive rights, rights of first refusal and co-sale rights) that are reasonably required for the consummation of the Merger under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

        10. LEGENDING OF SHARES. If so requested by Parent, Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, Shareholder agrees that Shareholder will not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

        11. TERMINATION. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

        12. MISCELLANEOUS.

            12.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            12.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other. Any such assignment made in violation of this Section 12.2 shall be void.

            12.3 AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

            12.4 WAIVER. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

           12.5 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

           12.6 NOTICES. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:


            If to Parent:       Gadzoox Networks, Inc.
                                5850 Hellyer Ave.
                                San Jose, CA  95138
                                Attention:  Christine Munson
                                Facsimile:  (408) 360-4951


          With a copy to:       Wilson Sonsini Goodrich & Rosati
                                Professional Corporation
                                650 Page Mill Road
                                Palo Alto, California 94304
                                Attention:  Judith M. O'Brien, Esq.
                                Telephone:  (650) 493-9300
                                Facsimile:  (650) 493-6811


            If to Shareholder:  To the address for notice set forth on the signature page hereof.

            12.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Shareholder hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

            12.8 ATTORNEYS' FEES AND EXPENSES. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Shareholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

            12.9 ENTIRE AGREEMENT. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

            12.10 EFFECT OF HEADINGS. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

            12.11 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.


                                      * * *

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.



GADZOOX NETWORKS, INC.                     SHAREHOLDER

By:
   ----------------------------------    ------------------------------------
    Signature of Authorized Signatory    Signature


   ----------------------------------    ------------------------------------
   Print Name and Title                  Print Name


                                         ------------------------------------


                                         ------------------------------------
                                         Print Address


                                         ------------------------------------
                                         Telephone


                                         ------------------------------------
                                         Facsimile No.


                                         Shares beneficially owned:

                                         ________ shares of Company Common Stock
                                         ________ shares of Company
                                                  Preferred Stock
                                         ________ shares of Company Common Stock
                                                  issuable upon exercise of
                                                  outstanding options or
                                                  warrants
                                         ________ shares of Company Preferred
                                                  Stock issuable upon exercise
                                                  of outstanding options
                                                  or warrants



                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                                                       Exhibit A

                                IRREVOCABLE PROXY



        The undersigned shareholder of SmartSAN Systems, Inc., a California corporation (the "COMPANY"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Gadzoox Networks, Inc., a Delaware corporation ("PARENT"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "SHARES") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

        This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned shareholder (the "VOTING AGREEMENT"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT"), among Parent, [Foxx] Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), the Company and certain other parties. The Reorganization Agreement provides for the merger of Sub into the Company in accordance with its terms (the "MERGER"). As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to Section 11 thereof and any payment due from the Company pursuant to Section 11.3 of the Agreement shall have been made or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of shareholders of the Company and in every written consent in lieu of such meeting:

           (i) in favor of approval of the Merger, the execution and delivery by the Company of the Reorganization Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Reorganization Agreement and any action required in furtherance hereof and thereof;

        The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clause (i) above. The undersigned shareholder may vote the Shares on all other matters.

        Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

        This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.


Dated:                             Signature of Shareholder:
      ----------------                                      --------------------


                                   Print Name of Shareholder:
                                                             -------------------
                                   Shares beneficially owned:
                                                             -------------------
                                   _______ shares of the Company Common Stock
                                   _______ shares of the Company Preferred Stock
                                   _______ shares of the Company Common Stock
                                           issuable upon exercise of outstanding
                                           options or warrants
                                   _______ shares of the Company Preferred Stock
                                           issuable upon exercise of outstanding
                                           options or warrants




                      [SIGNATURE PAGE TO IRREVOCABLE PROXY]

                                   EXHIBIT C-1


               LIST OF PERSONS SIGNING NON-COMPETITION AGREEMENTS


Janek Pathak
Kumar Gajjar
Kaushik Shah

                                   EXHIBIT C-2

                             SMARTSAN SYSTEMS, INC.
                            NON-COMPETITION AGREEMENT

        THIS NON-COMPETITION AGREEMENT (the "AGREEMENT") dated as of March 1, 2000 ( the "EFFECTIVE DATE") (as defined below) by and among Gadzoox Networks, Inc., a Delaware corporation ("PARENT"), SmartSAN Systems, Inc., a California corporation (the "COMPANY"), and ______________________ ("SHAREHOLDER"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                   BACKGROUND

        A. Parent, the Company and certain other parties, are entering into an Agreement and Plan of Reorganization of even date herewith (the "REORGANIZATION AGREEMENT"), which provides for the merger (the "MERGER") of a newly formed, wholly owned subsidiary of Parent with and into the Company. The effective date of the consummation of the Merger (the "CLOSING DATE") shall be the Effective Date of this Agreement.

        B. Shareholder is a principal Shareholder of the Company, and consequently is receiving significant consideration pursuant to the terms of the Reorganization Agreement.

        C. As a condition to the Merger and to preserve the value of the business being acquired by Parent, the Reorganization Agreement contemplates, among other things, that Shareholder enter into this Agreement and that this Agreement become effective upon the closing of the Merger.

        D. The Company and Parent are each currently engaged or planning to engage in business in each of the fifty (50) states of the United States and certain other countries throughout the world. Following the Merger, Parent will continue conducting such business in all parts of the United States and certain other countries throughout the world.

        NOW THEREFORE, in consideration of the mutual promises made herein, Parent, the Company and Shareholder (collectively referred to as the "PARTIES") hereby agree as follows:

                                    AGREEMENT

        1. Commencing as of the Closing Date (as that term is defined in the Employment Agreement between Parent and Shareholder), Shareholder agrees that until the later of (i) six (6) months following the termination of Shareholder's employment with Parent for any reason whatsoever, whether with or without Cause (as that term is defined in the Purchase Agreement) (the "Termination Date") or
(ii) the first anniversary of the Closing Date, he shall not engage (except in his capacity as an officer, director, shareholder, and/or employee of or consultant to Parent or its affiliates) directly or indirectly, whether on his own account or as a shareholder, partner, joint venturer, employee, consultant, advisor, and/or agent, of any person, firm, corporation, or other entity, in any or all of the following activities;

                (i) Enter into or engage in the storage area network business within the Territory, including, without limitation, the design, development, marketing, distribution, licensing, manufacture, support, service and training of storage area networks products within the Territory (the "Protected Business"). The term "Territory" shall mean (i) each county in the state of California, (ii) each state in the United States or (ii) anywhere in the world outside the United States where Parent or any subsidiary of parent conducts business;

                (ii) Solicit customers or suppliers of the Protected Business or Parent or any of its affiliates;

                (iii) Encourage or solicit any employees of or service providers of the Protected Business, Parent or any of its affiliates to leave the employment of or terminate their service relationship with the Protected Business or Parent or any of its affiliates for any reason; or

                (iv) Promote or assist, financially or otherwise, any person, firm, association, corporation, or other entity other than Parent or any of its affiliates engaged in any aspect of the Protected Business.

        2. The parties intend to have the foregoing covenants enforceable to the fullest extent of the law as to scope, time and geography. If, at the time of enforcement of this Section 2, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

        3. The parties agree that due to the unique nature of the services and capabilities of the Shareholder, there can be no adequate remedy at law for any breach of his obligations hereunder, that any such breach may allow the Shareholder and/or third parties to unfairly compete with Parent or its affiliates, resulting in irreparable harm to Parent and its affiliates, and therefore, that upon any such breach or any threat, Parent or its affiliates shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law.

        4. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors ad assigns.

        5. All notices, demands and requests required by this Agreement shall be in writing and shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) one day after being sent, when sent by professional overnight courier service, (iii) five days after posting when sent by registered or certified mail, or (iv) on the date of transmission when sent by telegraph, telegram, telex, or other form of "hard copy" transmission, to either party hereto at the address set forth below or at such other address as either party may designate by notice pursuant to this Section 5.

                      If to Parent:

                      Gadzoox Networks, Inc.
                      5850 Hellyer Avenue
                      San Jose, CA 95138
                      Attn: Chief Financial Officer/Christine Munson

               with a copy to:

                      Wilson, Sonsini, Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, California 94304
                      Attn: Judith M. O'Brien

                      If to Shareholder, to the address set forth under Shareholder's name on the signature page hereto.

        6. The laws of the State of California shall govern all questions relative to the validity, interpretation and construction of this Agreement and to the performance hereof.

        7. No waiver by any party of any term or provision or default hereunder by any other party shall be effective unless in writing and shall not in any way prejudice the waiving party with respect to any subsequent default hereunder (whether or not similar) by any other party.

        8. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings, whether oral or written. This Agreement may not be changed orally, but only by an agreement in writing, signed by the parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

        9. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

        10. The parties acknowledge and agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

        11. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys fees and costs of suit. The term "prevailing party" shall include a party who obtains legal counsel or brings an action against the other by reason of the other's breach or default and obtains substantially the relief sought, whether by compromise, settlement or judgment.

        [Signatures to follow.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GADZOOX NETWORKS, INC.                 SHAREHOLDER

-----------------------------------     -----------------------------------
Signature of Authorized Signatory       Signature

Christine E. Munson                     -----------------------------------
-----------------------------------     [_______________]
Print Name and Title

[TARGET]

-----------------------------------
Signature of Authorized Signatory

-----------------------------------
Print Name and Title

                  [SIGNATURE PAGE TO NON-COMPETITION AGREEMENT]

                                  EXHIBIT D-3

                      List of Persons Signing Offer Letters

Derren Busing
Han Chan Nguyen
Nghiep Tran
Rahim Ibrahim
Derrik Ammons
Janak Pathak
Kaushik Shah
Kumar Gajjar
Pradip Morparia
Nin Bui
Parag Shah
Purna Mohanty
Samir Rajguru
Thomas Harrington
William Prescott

                                  EXHIBIT D-4

                              Form of Offer Letter

Date

Employee  Name
Employee Address

Dear Employee,

We are pleased to offer to you the position of ____________________ at Gadzoox Networks. Given the rapid growth we are expecting in the months ahead, I believe you will find this to be a challenging position with excellent opportunity for growth and career advancement.

Your compensation package will include the following:

1.  The monthly salary for this exempt/non-exempt position is $____________.
2. Subject to the approval of the Board of Directors, an incentive stock option to purchase _____ shares at a price equal to the fair market value on the last trading day before the next Board of Directors meeting after your start date. The shares shall vest over ________ at a rate of ____ per month..
3. Participation in the Gadzoox Networks, Inc. benefits program, including health and dental care, as well as life insurance and long term disability benefits.
4. A total of 15 days per year Paid Time Off, accruing at a rate of 5 hours per pay period and commencing the first pay period after your date of hire. In addition, Gadzoox Networks observes ten paid holidays each year.

This offer is good unless the Agreement and Plan of Merger terminates.

Gadzoox' company culture offers a unique combination of personal growth and team fun. I sincerely hope you will join us and become a key contributor in building an organization that will benefit all of us. Please contact me if you have additional questions.

Sincerely,

Chris Munson
CFO, VP, Finance and Administration

Accepted:      __________________________________  Start Date:________________

Gadzoox Networks is an "Equal Opportunity" and an "Employment at Will" employer.
        All offers contingent upon receipt of positive reference checks.

                                   EXHIBIT E

                           COMPANY AFFILIATE AGREEMENT

        THIS COMPANY AFFILIATE AGREEMENT (this "AGREEMENT") is made and entered into as of March 1, 2000 by and among Gadzoox Networks, Inc., a Delaware corporation ("PARENT"), SmartSAN Systems, Inc., a California corporation (the "COMPANY"), and the undersigned shareholder who may be deemed an affiliate ("AFFILIATE") of the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    RECITALS

        A. The Company, Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT") which contemplates that the Company and a wholly owned subsidiary of Parent ("SUB") will enter into an Agreement of Merger, which Agreements (collectively, the "MERGER AGREEMENTS") provide for the merger (the "MERGER") of Sub with and into the Company. Pursuant to the Merger, all of the issued outstanding capital stock of the Company will be converted into the right to receive Parent Common Stock.

        B. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of Rule 144 of the Rules and Regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION");

        C. The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Reorganization Agreement; and

        D. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Parent after the Merger as the term "affiliate" is used in Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an "affiliate" of Parent. Affiliate further understands that the representations, warranties and agreements set forth herein will be relied upon by Parent, the Company and their respective counsel and independent auditors in connection with the Merger.

        NOW THEREFORE, intending to be legally bound, the parties agree as follows:

        1. ACKNOWLEDGMENTS BY AFFILIATE. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by Parent, the Company and their respective affiliates, counsel and accounting firms in connection with the Merger, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants herein are breached. Affiliate has carefully read this Agreement and the Reorganization Agreement and has discussed the requirements of this Agreement with those of Affiliate's professional advisors who are qualified to advise Affiliate with regard to such matters.

        2. COVENANTS RELATED TO POOLING OF INTERESTS. During the period beginning on the date of the execution of the Reorganization Agreement and ending two trading days after Parent publicly announces financial results covering at least 30 days of combined operations of Parent and the Company, Affiliate will not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce Affiliate's risk relative to any shares of Company Common Stock or other securities of the Company or any shares of Parent Common Stock or other securities of Parent. Parent may, at its discretion, place a stock transfer notice consistent with the foregoing, with respect to Affiliate's shares.

        3. BENEFICIAL OWNERSHIP OF COMPANY CAPITAL STOCK AND PARENT COMMON STOCK. The Affiliate is the sole record and beneficial owner of the number of shares of Company Capital Stock set forth next to its name on the signature page hereto (the "SHARES"). Except as provided herein and in the Merger Agreements, the Shares are not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind (other than in favor of the Company). There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Affiliate is party or by which it is bound obligating the Affiliate to deliver, sell, repurchase or redeem, or cause to be delivered, sold, repurchased or redeemed, any Shares or obligating the Affiliate to grant or enter into any such option, warrant, call, right, commitment or agreement. The Affiliate has the sole right to transfer such Shares. The Shares constitute all shares of Company Capital Stock owned, beneficially or of record, by the Affiliate. The Shares are not subject to preemptive rights created by any agreement to which the Affiliate is party. The Affiliate has not engaged in any sale or other transfer of the Shares in contemplation of the Merger. All shares of Company Capital Stock acquired by Affiliate subsequent to the date hereof shall be subject to the provisions of this Agreement as if held by Affiliate as of the date hereof.

        Except as set forth on the signature page hereof, Affiliate does not beneficially own any shares of Parent Common Stock or any other equity securities of Parent or any options, warrants or other rights to acquire any equity securities of Parent.

        4. COMPLIANCE WITH RULE 145 AND THE SECURITIES ACT.

                (a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to an exemption from registration under the Securities Act, and the resale of such shares may be subject to restrictions set forth in Rule 145 under the Securities Act (which will not apply if such shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration), and (ii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, or (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, or (iii) Affiliate delivers to Parent a written opinion of counsel, in form and substance reasonably acceptable to Parent, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

                (b) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there will be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:



                        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE ISSUER, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

        The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

        5. TERMINATION. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Reorganization Agreement pursuant to Section 11 of the Reorganization Agreement.

        6. MISCELLANEOUS.

                (a) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

                (b) BINDING AGREEMENT. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of Affiliate and pledgees holding Shares as collateral.

                (c) WAIVER; SEVERABILITY. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

                (d) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                (e) ATTORNEYS' FEES. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

                (f) EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                (g) FURTHER ASSURANCES. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents (not involving additional representations, warranties or substantially different covenants) and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

                (h) THIRD PARTY RELIANCE. Counsel to and independent auditors for the parties shall be entitled to rely upon this Affiliate Agreement.

                (i) ENTIRE AGREEMENT. This Agreement, the Reorganization Agreement and the other agreements referred to in the Reorganization Agreement set forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof and thereof.

                (j) AMENDMENTS. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and the Affiliate.

                (k) SURVIVAL. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

                (l) INJUNCTIVE RELIEF. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement will result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

        IN WITNESS WHEREOF, the parties have caused this Affiliate Agreement to be duly executed on the day and year first above written.

PARENT                                AFFILIATE


By:                                   By:
   --------------------------------      --------------------------------

Name:                                 Affiliate's Address for Notice:
     ------------------------------

Title:
      -----------------------------   -----------------------------------

                                      -----------------------------------

                                      -----------------------------------

                                      Shares beneficially owned:

                                      ________   shares of Company Common Stock

                                      ________   shares of Company Common Stock
                                                 issuable upon conversion of
                                                 Company Preferred Stock

                                      ________   shares of Company Common Stock
                                                 issuable upon exercise of
                                                 outstanding options or warrants

                                      ________   shares of Parent Common Stock

                     [SIGNATURE PAGE TO AFFILIATE AGREEMENT]

                                    EXHIBIT F

                             SMARTSAN SYSTEMS, INC.

                             SHAREHOLDER CERTIFICATE



        The undersigned is aware that pursuant to an Agreement and Plan of Reorganization, dated as of March 1, 2000 (the "REORGANIZATION AGREEMENT"), entered into by and among Gadzoox Networks, Inc., a Delaware corporation ("PARENT"), Gadzoox Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("SUB") and SmartSAN Systems, Inc., a California corporation (the "COMPANY"), Sub will merge (the "MERGER") with and into the Company and all shares of capital stock of the Company will be exchanged for certain consideration set forth in the Reorganization Agreement (the "MERGER CONSIDERATION"). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement.

        The undersigned understands that the execution of this Certificate is a condition precedent to Parent and Sub's obligation to consummate the Merger and to the receipt of the shares of Parent Common Stock in connection with the Merger (pursuant to the terms and conditions of the Reorganization Agreement).

        The undersigned hereby represents and warrants as follows:

        1. INVESTMENT REPRESENTATIONS.

           (a) The Parent Common Stock issued to the undersigned will be acquired for investment for the undersigned's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of the Securities Act of 1933, as amended (the "1933 ACT"), and the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the same. The undersigned represents that the entire legal and beneficial interest of the Parent Common Stock will be held for the undersigned's account only, and neither in whole or in part for any other person other than a wholly owned subsidiary of the undersigned. By executing this Shareholder's Certificate, the undersigned further represents that the undersigned has no present contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Parent Common Stock.

           (b) The undersigned understands and acknowledges that the issuance of the Parent Common Stock pursuant to the Reorganization Agreement is being effected on the basis that the issuance of such securities is exempt from registration pursuant to Rule 506 of the 1933 Act and that the Parent's reliance upon such exemption is predicated upon the undersigned's representations.

           (c) The undersigned further represents that (without limiting or affecting the representations and warranties of Parent or Sub under the Reorganization Agreement) it: (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the undersigned's prospective investment in the shares of Parent Common Stock; (ii) has received copies, in the form filed with the Securities and Exchange Commission, of Parent's

(A) Prospectus dated July 19, 1999, and (B) Quarterly Report on Form 10-Q for the periods ended September 30, 1999 and December 31, 1999; (iii) has received all the information it has requested from the Parent and the Company it considers necessary or appropriate for deciding whether to accept the Parent Common Stock; (iv) has the ability to bear the economic risks of the undersigned's prospective investment; and (v) is able, without materially impairing its financial condition, to hold the Parent Common Stock for an indefinite period of time and to suffer complete loss on its investment.

           (d) Each certificate representing Parent Common Stock issued pursuant hereto to the undersigned and any shares issued or issuable in respect of any such Parent Common Stock upon any stock split, stock dividend, recapitalization or similar event, shall be stamped or otherwise imprinted with legends in the following form (in addition to any legend required under applicable state securities laws):

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE ACQUISITION OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

           (e) The certificates evidencing the Parent Common Stock shall also bear any legend required pursuant to any state, local or foreign law governing such securities.

           (f) The undersigned understands and acknowledges that the Parent Common Stock has not been registered under the 1933 Act and Parent Common Stock must be held indefinitely unless subsequently registered under the 1933 Act or an exemption from such registration is available and, except as contemplated by the Registration Rights Agreement attached as Exhibit G to the Reorganization Agreement, neither Parent nor the Company is under any obligation to register the Parent Common Stock.

           (g) The undersigned acknowledges that the Parent Common Stock shall not be transferable except upon the conditions specified in this Certificate, except if:

               (i) There is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) (A) The transferee has agreed in writing to be bound by the terms of this Certificate, including without limitation this Section 1(g), (B) the undersigned shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) requested by the Company, the undersigned shall have furnished the Company (1) an opinion of counsel, satisfactory in form and substance to the Company, that such disposition will not require registration of such shares under the 1933 Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Parent Common Stock shall be entitled to transfer such shares of Parent Common Stock in accordance with the terms of the notice delivered by the holder to Parent. Each certificate evidencing the shares of Parent Common Stock transferred as above provided shall bear the appropriate restrictive legend set forth in Section (d) above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for Parent such legend is not required in order to establish compliance with any provisions of the 1933 Act.

               (iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an undersigned which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its shareholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the undersigned's family member or trust for the benefit of an individual undersigned; provided that in each case the transferee will be subject to the terms of this Certificate, including without limitation this Section 1(g), to the same extent as if he were an original shareholder hereunder.

           (h) The undersigned is familiar with the provisions of Rule 144, promulgated under the 1933 Act, which in substance, permits, limited public resale of "restricted securities" acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer) in a non-public offering subject to the satisfaction of certain conditions, including, among other things: (i) a public trading market then exists for the Parent Common Stock;
(ii) the availability of certain public information about Parent; (iii) the resale occurring not less than one (1) year after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and (iv) the sale being made through a broker in an unsolicited "broker transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the amount of securities being sold during any three (3) month period not exceeding the specified limitations stated therein, if applicable. The undersigned further understands that at the time the undersigned wishes to sell the shares of Parent Common Stock received from Parent there may be no public market upon which to make such a sale, and that, even if such a public market then exists, Parent may not be satisfying the current public information requirements of Rule 144, and that, in such event, the undersigned would be precluded from selling the shares of Parent Common Stock received from Parent under Rule 144 even if the one (1) year minimum holding period had been satisfied. The undersigned further understands that, in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the 1933 Act, compliance with Regulation A, or some other registration exemption would be required to sell the shares of Parent Common Stock received from Parent.

           (i) The undersigned is the sole record and beneficial owner of Company Capital Stock of the amount set forth next to its name on the signature page hereto. Such Company Capital Stock is not subject to any claim, lien, pledge, charge, security interest or other encumbrance or to any rights of first refusal of any kind, and the undersigned has not granted any rights to purchase such shares to any other person or entity. The undersigned has the sole right to transfer such shares.

Such shares constitute all of the Company Capital Stock owned, beneficially or of record, by the undersigned, and the undersigned has no other rights to acquire any capital stock of the Company except as set forth on the signature page hereto.

           (j) The undersigned has had an opportunity to review with its own tax advisors the tax consequences to the undersigned of the Merger and the transactions contemplated by the Reorganization Agreement. The undersigned understands that it must rely solely on its advisors and not on any statements or representations by Parent, the Company or any of their agents with respect to tax matters. The undersigned understands that it (and not Parent or the Company) shall be responsible for its own tax liability that may arise as a result of the Merger or the transactions contemplated by the Reorganization Agreement.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate this _____ day of __________, 2000.




                                             ----------------------------------
                                             Print Name of Shareholder


                                             ----------------------------------
                                             Signature of Authorized Signatory


                                             NUMBER OF SHARES AND TYPE OF
                                             COMPANY CAPITAL STOCK:

                                             (indicate class of stock, i.e.,
                                             common, preferred, etc. and
                                             include options)



                                             ----------------------------------




                  [SIGNATURE PAGE TO SHAREHOLDER'S CERTIFICATE]

                                   EXHIBIT G

                          REGISTRATION RIGHTS AGREEMENT



        THIS AGREEMENT is made as of March 1, 2000 (the "AGREEMENT"), by and among Gadzoox Networks, Inc., a Delaware corporation ("PARENT"), and the shareholders of SmartSAN Systems, Inc., a California corporation (the "COMPANY") named on EXHIBIT A hereto (the "HOLDERS").

                                    RECITALS

        A. Parent, the Company and Sub (defined below) have entered into an Agreement and Plan of Reorganization dated as of March __, 2000 which provides for the merger (the "MERGER") of a newly formed, wholly owned subsidiary of Parent (the "SUB") with and into the Company (the "REORGANIZATION AGREEMENT").

        B. The execution of this Agreement is a condition to the closing of the transactions contemplated by the Reorganization Agreement.

        C. The Holders and Parent desire that the transactions contemplated by the Reorganization Agreement be consummated.

        D. As of the date of this Agreement, the Holders own an aggregate of [________] shares of common stock of the Company, including shares of common stock subject to outstanding options to purchase [_________] shares of common stock of the Company, which, as of the Effective Time of the Merger, will be converted into an aggregate of [________] shares (the "MERGER SHARES") of the common stock of Parent (the "PARENT COMMON STOCK").

        E. The Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to enter into this Agreement.

        F. The Holders have determined that it is in their best interest to enter into this Agreement.

        NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this Agreement, the following terms shall have the following respective meanings:

           (a) "Commission" shall mean the United States Securities and Exchange Commission, or any other federal agency at the time administering the Exchange Act or the Securities Act, whichever is the relevant statute for the particular purpose.

           (b) "Effective Time" shall mean the date on which the Commission declares the Registration Statement effective or on which the Registration Statement otherwise becomes effective.

           (c) "Exchange Act" shall mean the Securities Exchange Act of 1934, or any successor thereto, as the same shall be amended from time to time.

           (d) "Holders' Requisite Information" shall have the meaning set forth in Section 3(g) hereof.

           (e) "Parent Common Stock" shall have the meaning set forth in the recitals to this Agreement.

           (f) "Person" means, where applicable, an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

           (g) "Prospectus" means the prospectus included in the Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement.

           (h) "Register." The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement by the Commission.

           (i) "Registrable Securities" means (i) the Merger Shares (including the Escrow Amount) held by the Holders and issued to the Holders as Merger Consideration and (ii) any other securities issuable in respect of such Merger Shares held by the Holders (including, without limitation, by reason of a stock split, stock dividend, recapitalization, merger, consolidation or similar event), which are eligible for registration by Parent pursuant to Section 8.6 of the Reorganization Agreement. Notwithstanding the foregoing, shares of Parent Common Stock and such other securities shall only be treated as Registrable Securities if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a sale pursuant to Rule 144 or Rule 145.

           (j) "Registration Expenses" shall mean all expenses, except as otherwise stated below, incurred by Parent in complying with Sections 2 and 3 hereof, including, without limitation, the registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel and accountants for Parent, blue sky fees and expenses and all internal expenses of Parent (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).

           (k) "Registration Statement" shall mean the registration statement of Parent filed with the Commission which covers the Registrable Securities on an appropriate form under the Securities Act.

           (l) "Registration Statement on Form S-3" shall mean the Registration Statement filed on Form S-3 under the Securities Act or any registration form under the Securities Act subsequently adopted by the SEC which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by Parent with the Commission.

           (m) "Securities Act" shall mean the Securities Act of 1933, or any successor thereto, as the same shall be amended from time to time.

           (n) "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the Registrable Securities.

           (o) "Underwriter" means any underwriter of Registrable Securities in connection with an offering thereof.

        2. Registration Statement.

           (a) Initial Registration. Subject to certain limitations set forth elsewhere in this Agreement, (i) Parent shall, at Parent's own expense, use its Best Efforts to file, no later than July 19, 2000, a Registration Statement on Form S-3 under the Securities Act to provide for resale by the Holders of the Registrable Securities and shall use its commercially reasonable efforts to cause such Registration Statement to become effective as promptly as reasonably practicable thereafter. The offering made pursuant to the Registration Statement on Form S-3 shall not be underwritten. Notwithstanding anything herein or in the Reorganization Agreement, in the event that all of the Registrable Securities held by a Holder can be sold by such Person in a single three-month period in accordance with Rule 144 under the Securities Act, Parent shall have no obligation to cause such shares to continue to be registered.

           (b) Suspension. If Parent shall determine pursuant to the good faith judgment of its Chief Executive Officer, or alternatively, the Board of Directors of Parent, that it would be significantly harmful to Parent and its shareholders for resales of Registrable Securities to be made pursuant to the Registration Statement, due to (i) the existence of a material development or potential material development with respect to or involving Parent which Parent would be obligated to disclose in the Prospectus contained in the Registration Statement, which disclosure would in the good faith judgment of the Chief Executive Officer or the Board of Directors of Parent be premature or otherwise inadvisable at such time and would not be in the best interests Parent and its shareholders, or (ii) the occurrence of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in the Registration Statement or Prospectus so that it will not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then Parent shall deliver a certificate in writing to the Holders to the effect of the foregoing and, upon receipt of such certificate, the use of the Registration Statement and Prospectus will be deferred or suspended and will not recommence until (1) such Holder's receipt from Parent of copies of the supplemented or amended Prospectus, or (2) such Holders are advised in writing by Parent that the Prospectus may be used. Parent will use its Best Efforts to ensure that the use of the Registration Statement and Prospectus may be resumed, as soon as practicable and, in the case of a pending development or event referred to in (i) above, as soon, in the judgment of Parent, as disclosure of the material information relating to such pending development would not have a adverse effect on Parent's ability to consummate the transaction, if any, to which such development relates.

        3. Registration Procedures. In connection with the Registration Statement, the following provisions shall apply:

           (a) Parent shall, if necessary, supplement or make amendments to the Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by Parent for the Registration Statement or by the Securities Act or the rules or regulations thereunder.

           (b) Parent shall take such action as may be necessary so that (i) the Registration Statement, and any amendment thereto, and any Prospectus forming a part thereof, and any amendment or supplement thereto (and each report or other document incorporated therein by reference in each case) complies in all material respects with the Securities Act and the Exchange Act and the respective rules and regulations thereunder, (ii) the Registration Statement, and any amendment thereto, does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (iii) any Prospectus forming part of the Registration Statement, and any amendment or supplement to such Prospectus, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

           (c) Parent shall advise the Holders and, if requested by the Holders, confirm such advice in writing:

               (i) when the Registration Statement, and any amendment thereto, has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective;

               (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus included therein or for additional information;

               (iii) of the issuance by the Commission of any stop order suspending effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and

               (iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the securities included in the Registration Statement therein for sale in any jurisdiction or the initiation of any proceeding for such purpose.

           (d) Parent shall use its reasonable efforts to maintain the effectiveness of the Registration Statement until the earlier to occur of (A) the sale of all of the Registrable Securities so registered and (B) the first anniversary of the Effective Time.

           (e) Parent shall furnish to each of the Holders at least one copy of the Registration Statement and any post-effective amendments thereto, including financial statements and schedules contained therein.

           (f) Parent shall register or qualify or cooperate with the Holders in connection with the registration or qualification of the Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions in the United States as the Holders reasonably request in writing and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that in no event shall Parent be obligated to (i) qualify generally to do business or as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to so qualify but for this Section 3(f), (ii) file any general consent to service of process in any jurisdiction where it is not as of the date hereof then so subject or (iii) subject itself to taxation in any such jurisdiction if it is not so subject.

           (g) The Holders shall furnish to Parent such information regarding the Holders (which shall not include information regarding Parent required to be included by Parent in the Registration Statement) and the distribution by the Holders of such Registrable Securities as is required by law to be disclosed in the Registration Statement (the "HOLDERS' REQUISITE INFORMATION").

           (h) Parent will use its Best Efforts to cause the Registrable Securities to be listed on the Nasdaq National Market (or such other national securities exchange on which the Parent Common Stock is then listed) on or prior to the effective date of the Registration Statement hereunder.

           (i) Parent shall take all reasonable steps necessary to effect the registration, offering and sale of the Registrable Securities covered by the Registration Statement contemplated hereby pursuant to the Registration Statement.

           (j) Parent shall deliver to the Holders as many copies of the Prospectus (including each preliminary prospectus) included in the Registration Statement and any amendment or supplement thereto as the Holders may reasonably request, and Parent consents (except upon and during the continuance of any event described in Section 3(c)(iii) or (iv)) to the use of the Prospectus or any amendment or supplement thereto by the Holders in connection with the offering and sale or delivery of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto pursuant to the Registration Statement.

        4. Registration Expenses. All Registration Expenses incident to Parent's performance of or compliance with this Agreement shall be paid by Parent. The Holders shall pay all Selling Expenses incurred by the Holders in connection with the registration and distribution of the Registrable Securities.

        5. Additional Covenants of Parent. Parent agrees with the Holders that, with a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, Parent will use its reasonable efforts to:

           (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date on which the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act, or any similar federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time;

           (b) Use its Best Efforts to file with the Commission in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act; and

           (c) So long as the Holders own any Registrable Securities, to furnish to the Holders forthwith upon request a written statement by Parent as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Parent and such other reports and documents of Parent and other information in the possession of or reasonably obtainable by Parent as the Holders may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holders to sell any such securities without registration.

        6. Representations, Warranties and Covenants of the Holders. The Holders represent and warrant to, and agree with Parent that:

           (a) This Agreement has been duly authorized, executed and delivered by the Holders; and

           (b) The Holders will enter into customary lock-up agreements (not to exceed ninety (90) days (or such shorter period of time as may be required of the directors and executive officers of Parent)) with the underwriters of a public offering of the capital stock of Parent if so requested by such underwriters; provided however, that such lock-up shall not apply to shares registered on the Form S-3 contemplated hereby.

        7. Indemnification.

           (a) Indemnification by Parent. Parent shall, and it hereby agrees to, indemnify and hold harmless the Holders, each person, if any, who controls any of such parties within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act and each of their respective directors, officers, employees, trustees and agents (collectively, the "HOLDERS' INDEMNIFIED PARTIES"), against any losses, claims, damages or liabilities, joint or several, to which the Holders' Indemnified Parties may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any preliminary, final or summary Prospectus contained therein or furnished by Parent to the Holders, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Parent shall, and it hereby agrees to, reimburse the Holders' Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 7(a) shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld); provided, further, that, in the case of the Holders, Parent shall not be liable to any such person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or preliminary, final or summary prospectus, or amendment or supplement in reliance upon and in conformity with written information furnished to Parent by such person expressly for use therein; provided, further, that, Parent shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) the Holders failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities and (ii) the Prospectus corrected such untrue statement or omission; and provided, further, Parent shall not be liable to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Prospectus, if such untrue statement or alleged untrue statement, omission, or alleged omission is corrected in an amendment or supplement to the Prospectus and if having previously been furnished by or on behalf of the Holders with copies of the Prospectus as so amended or supplemented, the Holders thereafter fail to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale of Registrable Securities to the person asserting such loss, claim, damage, liability or expense who purchased such Registrable Securities which is the subject thereof from the Holders.

           (b) Indemnification by the Holders. The Holders shall indemnify and hold harmless Parent and each person, if any, who controls Parent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each of their respective directors, officer, employees, trustees and agents (collectively, the "PARENT INDEMNIFIED PARTIES") against any losses, claims, damages or liabilities to which the Parent Indemnified Parties may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any preliminary, final or summary Prospectus contained therein or furnished by Parent to the Holders, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Parent by the Holders expressly for use therein, and the Holders shall, and hereby agree to, reimburse the Parent Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 7(b) shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities if such settlement is effected without the consent of the Holders (which consent shall not be unreasonably withheld).

           (c) Notices of Claims, Etc. Promptly after receipt by an indemnified party under Section 7(a) or 7(b) above of written notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party pursuant to the indemnification provisions of or contemplated by this Section 7, notify such indemnifying party in writing of the commencement of such action; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under the indemnification provisions of or contemplated by Section 7(a) or 7(b) hereof. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

           (d) Contribution. Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 7(a) or Section 7(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this
Section 7(d) were determined by pro rata allocation (even if the Holders' Indemnified Parties were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
Section 7(d), the Holders shall not be required to contribute any amount in excess of the amount by which the dollar amount of the proceeds received by it from the sale of the Registrable Securities (after deducting any fees, discounts and commissions applicable thereto) registered by the Registration Statement exceeds the amount of any damages which the Holders would have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

           (e) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

        8. Miscellaneous.

           (a) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

           (b) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of Parent and Holders holding a majority of the Registrable Securities at the time of such amendment or waiver.

           (c) Termination. The registration rights set forth in this Agreement shall terminate as to any Holder at such time as all of the Registrable Securities then held by such Holder can be sold by such Holder in a single 3-month period in accordance with Rule 144 under the Securities Act.

           (d) Grant of Additional Registration Rights. The Holders acknowledge that Parent may acquire other companies and in the course of such acquisitions may grant the equity owners thereof registration rights with respect to their shares of Parent on terms which would be negotiated at such time and may be materially different than the terms of this Agreement.

           (e) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Parent acknowledges and agrees that, in the event of the acquisition of Parent by any Person (other than the Holders), by means of merger, sale of assets, purchase of capital stock or otherwise, Parent shall cause the acquiring Person to assume Parent's obligations pursuant to this Agreement. The Holders' rights pursuant to this Agreement may not be assigned.

           (f) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

           (g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

           (h) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

           (i) Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

           (j) Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (iv) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed as follows, or at such other address as a party may designate by ten (10) days' advance written notice to the other parties to this Agreement pursuant to the provisions of this Section 7:

           (x) if to Parent, to:

                    Gadzoox Networks, Inc.
                    5850 Hellyer Avenue
                    San Jose, CA 95138
                    Attention:  Vice President, Finance/Christine Munson

        With a copy to:

                    Wilson Sonsini Goodrich & Rosati, P.C.
                    650 Page Mill Road
                    Palo Alto, CA 94304-1050
                    Facsimile:  (650) 845-5000
                    Attention: Judith M. O'Brien, Esq.


           (y) if to Holders, to the addresses set forth on the signature page hereof.

        IN WITNESS WHEREOF, the parties hereto have executed the Registration Rights Agreement on the date first written above.



                                          Gadzoox Networks, Inc.
                                          a Delaware corporation


                                          By:
                                             ----------------------------------
                                          Title:
                                                -------------------------------

                                          Holder

                                          -------------------------------------


                                          Address:
                                                   ----------------------------

                                                   ----------------------------

                                    EXHIBIT A

                               SCHEDULE OF HOLDERS

                                   EXHIBIT H-1

              List of Persons Signing Confidential Information and
                         Invention Assignment Agreement


Derren Busing
Han Chan Nguyen
Nghiep Tran
Rahim Ibrahim
Derrik Ammons
Janak Pathak
Kaushik Shah
Kumar Gajjar
Pradip Morparia
Nin Bui
Parag Shah
Purna Mohanty
Samir Rajguru
Thomas Harrington
William Prescott

                                   EXHIBIT H-2

                             GADZOOX NETWORKS, INC.

                            CONFIDENTIAL INFORMATION
                       AND INVENTION ASSIGNMENT AGREEMENT


     As a condition of my employment with Gadzoox Networks, Inc., its subsidiaries, affiliates, successors or assigns (together the "Company"), which employment would be terminated in the event I fail to accept the terms of this Agreement, and in further consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

     I. At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes "at-will" employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice. I further acknowledge that no shareholder, officer, director, employee or agent of the Company other than the president has the authority to enter into any agreement altering the "at-will" nature of any employment and that any such agreement by the president must be in written document intended to be signed, and actually signed, by both the president and me.

     II. Nondisclosure of Proprietary Information. My employment creates a relationship of confidence and trust between me and the Company with respect to the Company's proprietary information. I understand that this proprietary information includes, by way of illustration and not limitation, (I) information relating to the Company's research and development, (ii) information relating to the Company's finances, marketing plans, business strategy, customer proposals and contracts, customer lists, customers, and personnel, (iii) information relating to the Company's inventions, works of authorship, formulas, creations and discoveries, (iv) information relating to the Company's manufacturing and processing techniques and know-how, and (v) any information that the Company has received in confidence from a third party. I agree that for the term of my employment and thereafter I will hold the proprietary information of the Company in strictest confidence and not use or disclose the information to anyone, including without limitation any subsequent employer, except as required in the course of performing my duties for the company.

     III. Disclosure of Inventions. I agree that during the period of my employment I will promptly disclose to the Company any and all inventions, creations, discoveries, improvements and developments made or conceived by me, either alone or jointly with others, which (I) relate in any way to the Company's business or business plans, and/or research or development, whether or not such relationship exists at time such invention, creation, discovery, improvement or development was conceived or later or (ii) were invented, created, discovered, improved or developed with the use of Company equipment or on Company premises (collectively, "Inventions"). "Inventions" shall not include any invention, creation, discovery, improvement or development that does not fit within the description of either clause (I) or clause (ii) of the preceding sentence. I have also included on Exhibit A a list of all of the inventions, creations, discoveries, improvements and developments which have been made or conceived by me, alone or jointly with others, prior to my employment by the Company.

     IV. Assignment of Inventions. I agree that all Inventions, whether or not protectable by patent, copyright, mask work right or otherwise, which I may make or conceive of, either alone or jointly with others, at any time during my employment by the Company, shall be the sole property of the Company. I agree, for the term of this Agreement and thereafter, to assist the Company, at the Company's expense, in registering and protecting the Company's rights in any Inventions assigned by me to the Company pursuant to this Agreement, and, if I am incapacitated or otherwise legally incapable of assisting, I irrevocably appoint the Company and its officers, my agents and attorneys in fact for the purpose of registering and protecting such rights.


     V. Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code
Section 2879 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and that are not otherwise disclosed on Exhibit B.

     VI. Proprietary Information of Others. My employment by the company and the performance of my responsibilities for the Company will not breach any agreement between me and any former employer or anyone else to protect such other party's proprietary information, and for the term of this Agreement I will not enter into any agreement in conflict with this Agreement.

     VII. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by contract between the Company and the United States or any of its agencies.

     VIII. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of termination of my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C.

     IX. Covenant Not to Solicit. I agree that any time I shall cease, for any reason, to be employed by the Company, I shall not for a period of twelve (12) months thereafter: (I) solicit, or assist any firm in soliciting, the employment or consulting services of any person who within the then previous six (6) months was employed by the Company, or (ii) solicit, or assist any firm in soliciting, any customer of the Company for purposes of competition with the business of the Company as conducted now or at any time in the future.

          I acknowledge that compliance with these covenants not to solicit is necessary to protect the Company and agree to such covenants as a condition of my employment. I understand and agree that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law, and that therefore the Company shall be entitled in the event of any such breach to injunction relief and such other and further relief as is proper under the circumstances.

     X. Equitable Relief and Attorneys Fees. I agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 2, 3, 4, 6, 7, 8, and 9 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance. I agree that in the event of my breach of any provision of this Agreement, I will reimburse the Company for attorneys fees and costs incurred by it pursuant to its efforts to enforce the terms of this Agreement, or to obtain damages for any breach of this Agreement.

     XI. General Provisions. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The Company may assign this Agreement to any party acquiring substantially all of the Company's business by merger, consolidation, sale of assets or otherwise.

Date:
     ----------------------------------


                                        ----------------------------------------
                                        Signature


                                        ----------------------------------------
                                        Name of Employee (typed or printed)


---------------------------------------
Witness

                                    EXHIBIT A

                            LIST OF PRIOR INVENTIONS
                        AND ORIGINAL WORKS OF AUTHORSHIP


                                                         IDENTIFYING NUMBER
            TITLE                     DATE              OR BRIEF DESCRIPTION
-----------------------------    --------------     ----------------------------





     No inventions or improvements
----

     Additional Sheets Attached
----

Signature of Employee:
                        -----------------------------------

Print Name of Employee:
                        -----------------------------------

Date:
                        -----------------------------------

                                    EXHIBIT B

                       CALIFORNIA LABOR CODE SECTION 2870

                   EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS


     "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

          (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

          (2)  Result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

                                    EXHIBIT C

                             GADZOOX NETWORKS, INC.

                            TERMINATION CERTIFICATION

     This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Gadzoox Networks, Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company").

     I further certify that I have complied and will continue to comply with all of the terms of this Company's Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.


Date:
     ----------------------------------


                                        ----------------------------------------
                                        Employee's Signature


                                        ----------------------------------------
                                        Type/Print Employee's name

                                   EXHIBIT I

                            FORM OF LEGAL OPINION OF

                               FENWICK & WEST LLP

        1. SmartSAN Systems, Inc. (the "Company"), is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to own, lease and operate its properties and to carry on its business as now conducted. To our knowledge, the Company is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Company.

        2. The authorized capital stock of the Company consists of: (a) ____________ shares of Common Stock, (the "Company Common Stock"), of which to our knowledge __________ shares were issued and are outstanding immediately prior to the Effective Time of the Merger.

        3. All shares of the capital stock of the Company outstanding immediately prior to the Effective Time of the Merger were duly authorized and validly issued, are nonassessable to our knowledge and fully paid. Immediately prior to the Effective Time of the Merger, to our knowledge all outstanding shares of Company Common Stock were owned of record by the shareholders listed on the attached EXHIBIT A and, to our knowledge, were free and clear of adverse claims. To our knowledge, except as disclosed on the attached EXHIBIT B, immediately prior to the Effective Time of the Merger there was no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may, pursuant to the terms thereof, become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, or (iii) contract, agreement or other instrument pursuant to which the Company is or may, pursuant to the terms of such contract, agreement or other instrument, become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

        4. The Company has the requisite corporate power and authority to execute and deliver the Agreement and Plan of Reorganization (the "Agreement") and to perform its obligations pursuant thereto. All corporate action, including approval by the Company's Board of Directors and its stockholders, required to be taken on the part of the Company to authorize the Company to execute and deliver the Agreement, to perform its obligations pursuant to the Agreement and to consummate the Merger has been duly and validly taken.

        5. The Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

        6. Neither the execution and delivery of the Agreement by the Company, nor the performance by the Company of its obligations set forth therein (including the consummation of the Merger): (a) violates any provision of the certificate of incorporation or bylaws of the Company, each as amended to date;
(b) to our knowledge constitutes a breach or default (or an event that, with notice or lapse of time or both, would constitute a breach or default) under any of the provisions of any Company Material Agreement on the attached Exhibit C; or (c) violates or contravenes (i) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware or (ii) any governmental statute, rule or regulation applicable to the Company.

        7. To our knowledge, no consent, approval or authorization of, or declaration, filing or registration, with, any Governmental Body is required for the execution or delivery of the Agreement by the Company or the performance of the Agreement by the Company or for the Merger except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

        8. To our knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Company before any court or administrative agency that calls into question the validity or performance of the Agreement or the Merger or that, if determined adversely to it, may reasonably be expected to have a material adverse effect on the Company.

        9. Upon the filing of a duly executed copy of the Certificate of Merger with the Secretary of State of the State of Delaware, Sub will be duly and validly merged with and into the Company, and the outstanding shares of Company Capital Stock (other than dissenting shares, if any) shall be converted into Parent Common Stock as provided in the Certificate of Merger.

                                    EXHIBIT A

                              List of Shareholders

                                    EXHIBIT B

                           List of Outstanding Rights

                                    EXHIBIT C

                               Material Agreements

    1. Purchase Order to TELOGY dated 4/7/99 (items being on 12 Month Lease to Buy option)

    2.  Purchase Order to ACR Precision Sheetmetal Manufacturing dated 10/4/99

    3.  OEM Software License Agreement dated 12/3/99

    4.  Lease Agreement with NTFC Capital Corporation dated 7/26/98

    5. Standard Office Lease - Gross with American Industrial Real Estate Association dated 6/12/98

                                    EXHIBIT J

                                     RELEASE


        This Release is being executed and delivered in accordance with Section
9.1 of the Agreement and Plan of Reorganization dated March 1, 2000 (the "AGREEMENT") among Gadzoox Networks, Inc., a Delaware corporation ("PARENT"), Gadzoox Acquisition Corporation, a Delaware corporation, SmartSAN Systems, Inc., a California corporation (the "COMPANY"), the principal stockholder of the Company and U.S. Bank Trust National Association, as escrow agent. Capitalized terms used in this Release without definition have the respective meaning given to them in the Agreement.

        The undersigned acknowledges that execution and delivery of this Release is a condition to Parent's obligation to effect the closing pursuant to the Agreement and that Parent is relying on this Release in consummating such closing.

        The undersigned, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce Parent to effect the closing pursuant to the Agreement, hereby agrees as follows:

        The undersigned, on behalf of himself and each of his Representatives and Affiliates, hereby releases and forever discharges the Parent and the Company and each of their respective individual, joint or mutual, past, present and future Representatives, affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (individually, a "RELEASEE" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the undersigned, or any of his Representatives and Affiliates now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Effective Time of the Merger or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Effective Time of the Merger, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to its Certificate of Incorporation, Bylaws, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Effective Time of the Merger; provided, however, that nothing contained herein shall operate to release any obligations of Parent arising pursuant to the Agreement.

        The undersigned hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

        Without in any way limiting any of the rights and remedies otherwise available to any Releasee, the undersigned shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the undersigned or any of his Representatives and Affiliates of any claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the undersigned or any of his Representatives and Affiliates against such third party of any claims or other matters purported to be released pursuant to this Release.

        The parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. The undersigned acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

                A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT.

        The undersigned, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

        If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of California without regard to principles of conflicts of law.

        All words used in this Release will be construed to be of such gender or number as the circumstances require.

        IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of this ____ day of ____________, _____.


                                       ------------------------------------
                                       [Name of Releasor]

                                    Exhibit K

                               _____________, 2000


SmartSAN Systems, Inc.
4655 Old Ironsides Drive
Suite 480
Santa Clara, CA 95054

Ladies and Gentlemen:

        We have acted as counsel to Gadzoox Networks, Inc., a Delaware corporation ("Parent"), in connection with the merger (the "Merger") of Gadzoox Acquisition Corporation, a California corporation ("Sub") and a wholly owned subsidiary of Parent, with and into SmartSAN Systems, Inc., a California corporation (the "Company"), pursuant to the Agreement and Plan of Reorganization among Parent, Sub, the Company and U.S. Bank Trust National Association dated as of March 2, 2000, (the "Reorganization Agreement"). This opinion is furnished to you pursuant to Section 9.2(e) of the Reorganization Agreement. Unless otherwise defined herein, the capitalized terms used in this opinion have the meaning given to them in the Reorganization Agreement.

        We have acted as counsel for Parent and Sub in connection with the negotiation of the Reorganization Agreement and the effectuation of the Merger. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purposes of rendering this opinion. In addition, we have examined originals or copies of documents, corporate records and other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents by any party other than Parent and Sub where due execution and delivery are a prerequisite to the effectiveness thereof.

        As used in this opinion, the expression "to our knowledge," "known to us" or similar language with reference to matters of fact means that, after an examination of documents made available to us by Parent and Sub and after inquiries of officers of Parent and Sub but without any further independent factual investigation, we find no reason to believe that the opinions expressed herein are factually incorrect. Further, the expression "to our knowledge," "known to us" or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for Parent and Sub solely in connection with the Reorganization Agreement and the transactions contemplated thereby. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of Parent and Sub or the rendering of the opinion set forth below.

        For purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary corporate (or other) action, to execute and deliver the Reorganization Agreement and the Ancillary Agreements, and we are assuming that the representations and warranties made by you in the Reorganization Agreement and by the Company Stockholders in the Stockholder's Certificate and pursuant thereto are true and correct. We are also assuming that the Company Stockholders have purchased all outstanding shares of Company Capital Stock for value, in good faith and without notice of any adverse claim within the meaning of the Uniform Commercial Code.

        The opinions hereinafter expressed are subject to the following qualifications:

        A. We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

        B. We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar federal or state laws affecting the rights of creditors generally.

        C. We express no opinion as to compliance or non-compliance with the anti-fraud provisions of state and federal laws, rules and regulations concerning the issuance of securities.

        D. We express no opinion as to the enforceability of the indemnification provisions of Section 7 of the Registration Rights Agreement dated __________, 2000, (the "Registration Rights Agreement") to the extent the provisions thereof may be subject to limitations of public policy and the effect of applicable statutes and judicial decisions.

        E. We are members of the Bar of the State of California and we are not expressing any opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of California and the general corporate laws of the State of Delaware. As you are aware, we are not licensed to practice law in the State of Delaware, and our opinions as to the general corporate laws of the State of Delaware are based solely upon review of standard compilations of the Delaware General Corporation Law and without reference to its conflicts of law rules.

        F. In rendering the opinion set forth in Paragraph 1 below as to the qualification and good standing of Parent in Delaware, we have relied exclusively on a certificate of the Delaware Secretary of State.

        Based upon and subject to the foregoing, we are of the opinion that:

                1. Parent and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of California, respectively. Each of

Parent and Sub have full corporate power and authority, and have all necessary licenses and permits, to carry on the businesses in which they are engaged and to own and use the properties owned and used by them, except where failure to have such power, authority, licenses and permits would not have a Material Adverse Effect.

                2. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver the Reorganization Agreement and the Ancillary Agreements to which they are parties, and to consummate the transactions and perform their obligations contemplated thereby, and no other proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance of the Reorganization Agreement and the Ancillary Agreements to which they are parties. The execution and delivery of the Reorganization Agreement and the Ancillary Agreements to which they are parties and the transactions contemplated thereby do not require the approval or consent of the stockholders of Parent. The Reorganization Agreement and the Ancillary Agreements to which they are parties have been duly authorized, executed and delivered by each of Parent and Sub and constitute the valid and legally binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their respective terms.

                3. The shares of Parent Common Stock to be issued pursuant to the Merger are duly authorized and reserved for issuance, and when issued in accordance with the terms of the Reorganization Agreement and the Certificate of Merger, will be validly issued, fully paid and nonassessable.

                4. Neither the execution and delivery of the Agreement and the Ancillary Agreements by Parent and Sub, nor the performance by Parent and Sub of their obligations set forth therein (including the consummation of the Merger) violates (i) any provision of the certificate of incorporation or bylaws of Parent or Sub, all as amended to date, or (ii) any governmental statute, rule or regulation applicable to Parent or Sub.

        This opinion is solely for your benefit and is not to be made available to or relied upon by any other person or for any other purpose without our express prior written consent.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation


                                     - 3 -